UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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QUESTAR CORPORATION

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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QUESTAR CORPORATION

180 East 100 South

Salt Lake City, Utah 84111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

on May 10, 2011

The Annual Meeting of Shareholders of Questar Corporation, a Utah corporation (Questar or the Company), will be held at 8 a.m. local time on Tuesday May 10, 2011, at 1140 West 200 South, Salt Lake City, Utah. The meeting’s purpose is to:

1.	Elect six directors to serve one-year terms;

2.	Ratify the selection of Ernst & Young LLP as the Company’s independent auditor;

3.	Hold a non-binding advisory vote on executive compensation;

4.	Hold a non-binding advisory vote on the frequency of the vote on executive compensation; and

5.	Act on any other matters that may properly come before the meeting.

Only holders of common stock at business close on March 2, 2011, the record date, may vote at the Annual Meeting or any adjournment or postponement. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting. This proxy statement is being provided to shareholders on or about March 29, 2011.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy ensures your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. You help reduce postage and proxy tabulations costs by using the Internet or telephone.

By Order of the Board of Directors

Thomas C. Jepperson

Executive Vice President,

General Counsel and Corporate Secretary

March 29, 2011

Salt Lake City, Utah

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting on May 10, 2011.

The Company’s Proxy Statement and Annual Report to Shareholders

are available at http://investor.shareholder.com/questarcorp/financials.cfm.

QUESTAR CORPORATION PROXY STATEMENT

The Board of Directors (or the Board) of Questar Corporation (Questar or the Company) is soliciting proxies from shareholders for the Annual Meeting on Tuesday, May 10, 2011, or any postponement or adjournment of that meeting. This proxy statement contains information related to the Annual Meeting. At the Annual Meeting, common shareholders will elect six Company directors for one-year terms that expire in 2012 and vote on whether to ratify Ernst & Young LLP as the Company’s independent auditor. Shareholders will also vote on an advisory basis whether to approve executive compensation and whether to hold such an advisory vote on executive compensation every one, two or three years. Information concerning the Annual Meeting, and solicitation of proxies for it, is presented in a question-and-answer format.

Q:  What is the Notice of Internet Availability of Proxy Materials that I received instead of complete proxy materials?

A:  The Securities and Exchange Commission (SEC) rules allow companies to furnish proxy materials, including this proxy statement and our Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing printed copies of our proxy materials to shareholders. Most shareholders have received a Notice of Internet Availability of Proxy Materials (the Notice), which provides instructions for accessing proxy materials on a website or for requesting electronic or printed copies of the proxy materials.

If you want a paper copy of the proxy materials for the Annual Meeting and for all future meetings, please follow the Notice instructions for requesting such materials. The chosen electronic delivery option lowers costs and reduces environmental impacts of printing and distributing the materials.

Q:  What am I voting on?

A:  In accordance with the Company’s Bylaws, the Board has determined there will be not more than eight (8) directors. In 2009, shareholders voted to declassify the Board on a rolling basis. This year, you are asked to elect six directors for one-year terms that expire in 2012. The nominees are Teresa Beck, R. D. Cash, Laurence M. Downes, Ronald W. Jibson, Gary G. Michael and Bruce A. Williamson. You are also asked to ratify Ernst & Young LLP as the Company’s independent auditor. Additionally, you will vote on an advisory basis on the Company’s compensation of its executive officers and whether future advisory compensation votes should occur every one, two or three years.

Q:  Who can vote?

A:  Shareholders who owned shares as of the close of business on March 2, 2011 may vote at the Annual Meeting. Each holder is entitled to one vote for each share owned on that date.

Q:  How do I vote if I am a shareholder of record?

A.  You may vote via the Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice or proxy card.

You may vote by telephone. You may submit your vote by proxy over the telephone by following the instructions provided in the Notice or proxy card.

You may vote by mail. If you received a printed set of the proxy materials, you may submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person by ballot at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Q:  How do I vote if my shares are held by a broker, bank or other nominee?

A:  If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions provided by that broker, bank or nominee regarding how to vote or how to revoke your voting instructions.

Q:  How will my shares held in street name be voted if I do not provide voting instructions?

A:  New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if

3    QUESTAR 2011 PROXY STATEMENT

the owner provides voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions.

According to NYSE rules, if you are the street-name holder and you do not provide instructions to your broker on Item No. 2, below, your broker can vote your shares at its discretion on this matter. If you are a street-name holder and do not provide instructions to your broker on Items No. 1, 3 and 4, your broker may not vote your shares on these matters.

Q:  Who is soliciting my proxy?

A:  Questar’s Board of Directors is soliciting your proxy.

Q:  Who pays for the solicitation?

A:  The Company pays for solicitation of proxies and reimburses banks, brokers, and other custodians for reasonable charges to forward materials to beneficial holders. The Company hired Georgeson Inc. (Georgeson) as a proxy solicitor to assist with proxy material distribution and the solicitation of votes as requested. The Company will pay Georgeson an $8,500 fee plus customary costs and expenses for these services, and it has agreed to indemnify Georgeson against certain liabilities specific to this engagement.

Q:  What constitutes a quorum?

A:  On the March 2, 2011 record date, the Company had 177,184,120 shares of common stock issued and outstanding. A majority of the shares, or 88,592,061 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted for determining if a quorum is present.

Q:  What vote count is required to approve each proposal?

A:  Election of Directors: Election of the director nominees named in Item No. 1 requires that more shares are voted “for” a nominee than “against” the nominee unless there are more nominees for director than available positions, in which case the candidates receiving the highest number of affirmative votes of the shares entitled to be voted are elected as directors. At this time, the Company does not anticipate that there will be more nominees for director than available positions. Shares represented by executed proxies are voted, if authority to do so is not withheld, for the election of the nominees named in Item No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, are not counted as having been voted and have no effect on the outcome of the election of directors. Shareholders may not cumulate votes in the election of directors.

A:  Ratification of the Company’s Independent Auditor: Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2011, as specified in Item No. 2, requires that more shares are voted in favor of the proposal than against the proposal. If this selection is not ratified by our shareholders, the Finance and Audit Committee may reconsider its decision. Abstentions, if any, are not considered votes cast and will have no effect on the proposal’s outcome.

A:  Advisory Vote Approving Executive Compensation and Vote on Frequency of Advisory Vote: The non-binding advisory vote approving executive compensation, Item No. 3, contemplates that more shares are voted in favor of the proposal than against the proposal. The non-binding advisory vote on the frequency (every one, two or three years) of the non-binding advisory vote approving executive compensation, Item No. 4, requires you to choose between a frequency of every one, two or three years or abstain from voting. The choice of frequency that receives the greatest number of votes will be considered the shareholders’ choice. Broker non-votes, if any, are not considered votes cast on these two proposals. While these are non-binding, advisory votes, our Management Performance Committee and Board will consider the voting results.

Q:  Who may attend the Annual Meeting?

A:  Any shareholder of record as of March 2, 2011 may attend. If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership as of that date. Directions to the Annual Meeting from the Salt Lake City International Airport are as follows: Merge onto I-80 Eastbound. Exit at UT-68/Redwood Road and turn right onto Redwood Road. Turn left onto 400 South. Turn left onto Navajo Street. Turn right onto 200 South and follow to 1140 West 200 South.

Q:  How will my vote be handled on other matters?

A:  The Company’s Bylaws limit the matters presented at the Annual Meeting to those in the Notice of Annual Meeting of Shareholders, those properly presented by the Board of Directors, and those presented by shareholders if written notice of the

QUESTAR 2011 PROXY STATEMENT    4

matter is given to the corporate secretary at least 90 days but not more than 120 days prior to the anniversary date of the prior year Annual Meeting. (See “Other Matters” below for details of the Company’s Bylaw requirements.) No other matter is expected to come before the Annual Meeting. If another matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion.

Q:  How do I revoke a proxy?

A:  You may revoke your proxy by submitting a new proxy with a later date, including a proxy given by Internet or telephone. You also may notify the corporate secretary before the meeting by mail at the address shown on the Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting and vote by ballot, any proxy previously submitted will be revoked.

Q:  When are shareholder proposals due for the next Annual Meeting?

A:  A shareholder proposal must be received at the Company’s office by November 30, 2011 to be considered for presentation at the Company’s 2012 Annual Meeting and included in the proxy statement according to Rule 14a-8 (17 CFR 240.14a-8).

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ITEM NO. 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors oversee a Rockies-based integrated natural gas holding company with three complementary and wholly owned lines of business:

•	Wexpro develops and produces natural gas on behalf of Questar Gas.

•	Questar Pipeline operates interstate natural gas pipelines and storage facilities in the western U. S. and provides other energy services.

•	Questar Gas provides retail natural gas distribution in Utah, Wyoming and Idaho.

The Company benefits from directors with knowledge and expertise in the financial, operational and engineering aspects of natural gas development, transmission and local distribution. The Company also benefits from a diverse slate of directors with broad backgrounds in energy, banking, manufacturing, consumer retail, insurance as well as political, educational, social and environmental concerns. Our directors are expected to have experience as a public company senior officer or director; leadership skills to serve as a committee chair and provide guidance on corporate governance and compensation practices; independent judgment and mature analysis; and a reputation for integrity. As discussed in greater detail below, the Governance/Nominating Committee reviews the qualifications and abilities of each director to serve on the Board of Directors.

The Company’s Bylaws provide for a Board of 6 to 11 directors, with the exact number set by the Board. The Board has determined there will be eight directors. The terms for the following six directors expire at this Annual Meeting: Teresa Beck, R. D. Cash, Laurence M. Downes, Ronald W. Jibson, Gary G. Michael, and Bruce A. Williamson. In 2009, the Company’s shareholders approved a proposal to declassify the Board and accordingly, the six directors whose terms expire at the Annual Meeting are standing for election for a one-year term. These individuals have consented to being named in this proxy statement and to serve as directors, if elected.

Biographical information appears below for the nominees, and current Company directors whose terms will continue after the Annual Meeting. The nominees have engaged in the same principal occupation for the past five years unless otherwise indicated. Ages are correct as of the proxy date.

Nominees (Terms Expiring in 2011)

Ms. Teresa Beck, age 56, has served as a Company director since 1999. Ms. Beck, who is retired, brings extensive financial, executive and board experience to Questar. Prior to her retirement, she was President of American Stores, a NYSE-traded company, from 1998 to 1999, and was

American Stores’ Chief Financial Officer from 1993 to 1998. She is currently a director of Lexmark International, Inc. and Amylin Pharmaceuticals, Inc. and a Intermountain Healthcare trustee. She serves as a director of the Nature Conservancy and the Nature Conservancy of Utah. She is also on the University of Utah National Advisory Council. Previously, Ms. Beck was a director of Albertson’s Inc. (from 1999 to 2006) and ICOS Corporation (from 2004 to 2007), and a trustee of the David Eccles School of Business at the University of Utah. She has chaired the audit committees for two public companies and chaired the nominations committee for another public company. Ms. Beck has a broad background in environmental, health and educational areas.

Mr. R. D. Cash, age 68, is currently retired. Prior to his retirement, he served as the Company’s Chief Executive Officer from May 1984 to May 2002 and as the Company’s Chairman of the Board from May 1985 to May 2003. Mr. Cash has been a Company director since 1977 and also serves as a director of Zions Bancorporation, National Fuel Gas Company, Associated Electric and Gas Insurance Services Limited, and Texas Tech Foundation, Inc. Previously, Mr. Cash served as a director of TODCO (from May 2004 to July 2007). Mr. Cash’s executive experience as well as his knowledge of the Company’s history and operations is invaluable during Board discussions. Mr. Cash also has a broad background in oil and gas exploration and production, banking, energy underwriting and risk management.

Mr. Laurence M. Downes, age 53, the newest Company director, joined Questar’s Board December 1, 2010. Mr. Downes brings extensive financial expertise to the Company’s Board. He has been with New Jersey Resources, a retail and wholesale energy services company, since 1985, and has served as its Chairman of the Board since 1996 and Chief Executive Officer since 1995. Mr. Downes is a member of the Board of the New Jersey Economic Development Authority and a director and past Chairman of the American Gas Association and the Natural Gas Council, as well as a trustee of the American Gas Foundation and Choose New Jersey. Mr. Downes has a wealth of experience in the natural gas utility business.

Mr. Ronald W. Jibson, age 57, serves as the Company’s President and Chief Executive Officer and a director since June 2010. In addition to his current assignment, Mr. Jibson continues to serve as President of Questar Gas Company and is responsible for distribution of natural gas services to more than 900,000 customers in Utah, southern Idaho and

QUESTAR 2011 PROXY STATEMENT    6

southwestern Wyoming. Mr. Jibson has held the positions of Executive Vice President, Vice President of Operations, General Manager of Operations, Operations Manager and Director of Engineering. He has been with Questar Corporation for the past 30 years and has extensive experience in managing the Company’s utility operations and regulatory proceedings.

Mr. Gary G. Michael, age 70, has been a Company director since 1994. Mr. Michael brings extensive executive, financial and board experience to Questar. Prior to his retirement, he served as Chairman and Chief Executive Officer of Albertsons, Inc. from February 1991 to April 2001. He served as interim President of the University of Idaho from June 2003 until August 2004. He is a director of Idacorp Inc., the Clorox Company and Graham Packaging Company. Previously, Mr. Michael served as a director of Office Max, Inc. (from 1997 to 2008) and Harrah’s Entertainment Inc. (from 2001 to 2008). He has served on the audit committees of Questar, Harrah’s Entertainment, Idacorp and the Clorox Company. Mr. Michael has broad experience in corporate governance, retail consumer businesses and education.

Mr. Bruce A. Williamson, age 51, is the former Chairman, Chief Executive Officer and President of Dynegy Inc. Mr. Williamson served as Dynegy’s Chief Executive Officer, President and a director from October 2002 to March 2011 and as Chairman of the Board of Directors from May 2004 to February 2011. He joined Questar’s Board in 2006. He brings 29 years of executive management and operational experience from Shell Oil Company, PanEnergy Corporation and Duke Energy Corporation which span virtually all facets of the energy industry, including 14 years with exploration and production, 10 years with natural gas pipelines and processing, and 11 years with both natural gas and electric utility and power generation. In addition, Mr. Williamson has extensive experience in finance and restructuring transactions.

Continuing Directors (Terms Expiring in 2012)

Mr. Keith O. Rattie, age 57, retired as President and Chief Executive Officer of the Company on June 30, 2010 in connection with the Company’s spinoff of QEP Resources, Inc. Mr. Rattie continues to serve as the Company’s Chairman of the Board. He also serves as a director and Chairman of the Board of QEP Resources. He was named Questar’s President effective February 1, 2001, Chief Executive Officer May 1, 2002, and Chairman May 20, 2003. Mr. Rattie brings 34 years of experience in the natural gas and oil industry. Prior to joining the Company, Mr. Rattie served as Vice President and Senior Vice President of The Coastal Corporation from 1996-2001. He also serves as a director of ENSCO International, an offshore drilling contractor, and as a director of Zions First National Bank. He is the past Chairman of the Board of the Interstate Natural Gas Association of America. He has served as a Company director since 2001. Mr. Rattie has broad experience and expertise in all aspects of the domestic and international oil and gas business, including exploration and production, gas gathering and processing, gas transmission and local gas distribution.

Mr. Harris H. Simmons, 56, has served as President and Chief Executive Officer of Zions Bancorporation (Zions) since 1990 and as Chairman of Zions’ Board since 2002. He has served in a variety of positions at Zions for more than 25 years. Zions is a financial services company that operates approximately 500 full-service banking offices in ten states. Mr. Simmons has served as a Questar director since 1992 and chaired many of its committees and served as the Company’s Lead Director. He also serves as a director of O. C. Tanner Company and National Life Holding Company. Mr. Simmons brings extensive financial, executive management and board experience, as well as an intimate knowledge of the communities and political environment in which the Company operates its utility business.

7    QUESTAR 2011 PROXY STATEMENT

CORPORATE ACTIONS AND GOVERNANCE INFORMATION

WHAT’S NEW THIS YEAR?

The Company completed the tax-free spinoff of its subsidiary, QEP Resources, Inc. (QEP Resources or QEP), formerly known as Questar Market Resources, Inc. (the Spinoff), on June 30, 2010. For more information on the Spinoff, visit the Company’s website at http://www.questar.com/qep_split.php. In connection with the Spinoff, the following directors resigned from the Company’s Board and became directors of QEP Resources: Phillips S. Baker Jr., L. Richard Flury, James A. Harmon, Robert E. McKee III, M.W. Scoggins and Charles B. Stanley. The Board reconstituted its committees and appointed Mr. Williamson to replace Mr. McKee as chair of the Finance & Audit Committee, Ms. Beck to replace Mr. Flury as chair of the Management Performance Committee and Mr. Michael to replace Mr. Scoggins as chair the Governance/Nominating Committee. Laurence M. Downes was appointed to the Board and the Management Performance Committee effective December 1, 2010.

Also in connection with the Spinoff, Messrs. Richard J. Doleshek and Charles B. Stanley resigned as executive officers of the Company. In addition, Mr. Keith O. Rattie retired as Questar’s President and Chief Executive Officer, but continued as a non-executive Chairman of the Company’s Board. As named executive officers, the compensation information of these former executives while they served as Company executive officers is included in the Compensation, Discussion and Analysis.

The Company undertook the following corporate actions during the past year:

•	Amended the Articles of Incorporation to adopt majority voting in uncontested elections of directors;

•	Separated the roles of the Chairman of the Board and Chief Executive Officer with the non-executive chair assuming the responsibilities of Lead Director;

•	Passed a resolution to limit the Board to not more than eight directors;

•	Dissolved the standing Executive Committee and amended the Bylaws and Corporate Governance Guidelines to allow the Executive Committee to serve as a special committee in the Board’s discretion;

•	Eliminated the payment of committee retainers except for committee chairs; and

•

Modified the Executive Severance Compensation Plan, a “double-trigger plan,” to eliminate any tax gross up on severance payments made to executives on their qualifying termination following a Company change of control.

The Company implemented declassification of its Board of Directors on a rolling basis in 2009. In 2011, six of eight directors will stand for election to a one-year term. All directors will stand for election to a one-year term in 2012.

BOARD COMMITTEES

The Board has standing audit (Finance and Audit), nominating (Governance/Nominating), and compensation (Management Performance) committees. Each committee has a charter called a Statement of Responsibilities. The charters, along with the Company’s Business Ethics and Compliance Policy and Corporate Governance Guidelines, are available on the Company’s website (www.questar.com) and in print without charge upon request. The following section contains information about Board committees.

The table below lists committee members and chairs.

Name of Director	Finance and Audit		Management Performance		Governance/ Nominating
T. Beck	X		X	[1]	X
R. D. Cash
L. M. Downes			X
R. W. Jibson
G. G. Michael			X		X	[1]
K. O. Rattie[2]
H. H. Simmons	X				X
B. A. Williamson	X	[1]	X

Meetings held in 2010	7		7		4

1 Chair

2 Non-executive Chair

QUESTAR 2011 PROXY STATEMENT    8

FINANCE AND AUDIT COMMITTEE

The Finance and Audit Committee reviews auditing, accounting, financial reporting, risk management and internal control functions; appoints the Company’s independent auditor; monitors financing requirements, dividend policy, and investor-relations activities; and oversees compliance activities. The Company’s common stock is listed on the NYSE and is governed by its listing standards. The Company’s Board has determined that each Committee member meets the independence standards of Section 303.01(B)(2)(a) and (3) of the Rules of the NYSE and also qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The Committee frequently meets in executive sessions with the Company’s independent and internal auditors. The Committee, chaired by Mr. Williamson since the Spinoff, met seven times in 2010.

MANAGEMENT PERFORMANCE COMMITTEE

The Management Performance Committee functions as the Company’s compensation committee. All members are independent directors. The Committee oversees the Company’s executive compensation program and benefit plans and policies; administers the short-term and long-term incentive plans, including its equity-based incentive plan; oversees succession planning; and annually reviews the performance of and approves all compensation decisions for officers, with a particular focus on compensation decisions involving the Chief Executive Officer and other officers listed in the Summary Compensation Table. The Committee also oversees Board compensation decisions. The Committee submits its compensation decisions for named executive officers to the full Board for ratification. It frequently meets in executive session to discuss and approve officer compensation.

The Committee, chaired by Ms. Beck since the Spinoff, met seven times in 2010. Prior to and during its February 2011 meeting, the Committee undertook a comprehensive review of executive performance and compensation to ascertain whether compensation for the Company’s officers remains consistent with the objectives and practices described in more detail in the Compensation Discussion and Analysis.

The Committee retained Hewitt Associates, LLC (Hewitt) as its consultant for 2010 executive and Board compensation. Due to the consultant’s transition from Hewitt in October 2010, the Committee retained Meridian Compensation Partners LLC (Meridian). Hewitt and Meridian (the consultant) reported directly to the Committee, which has sole authority to retain or dismiss its advisors. The Committee has determined that Hewitt and Meridian are independent of the Company.

The Committee determines the projects performed by the consultant. The consultant was retained to perform the following services under the terms of their respective retention letters:

•	annual executive compensation benchmarking;

•	outside director compensation benchmarking;

•	input into individual officer or board compensation actions;

•	periodic plan design review and recommendations;

•	development or review of annual proxy or periodic disclosures;

•	periodic presentation of compensation trends and practices; and

•	attendance at, or participation in, Committee meetings.

During 2010 and early 2011, the consultant provided the following services:

•

In January 2010, the consultant reviewed with the Committee Mr. Rattie’s recommendations on key officer compensation. In executive session, the Committee also discussed the consultant’s analysis and recommendations concerning Mr. Rattie’s compensation.

•	In February 2010, the consultant again provided recommendations to the Committee about total compensation for certain key officers.

•

In May 2010, the consultant reviewed and analyzed Mr. Rattie’s employment and separation agreements as well as his compensation and retention as non-executive chair following the Spinoff. The consultant also provided analysis and reviewed compensation recommendations for key executives after the Spinoff including the promotion of Messrs. Jibson, Craven and Livsey and the equity grants to certain employees for their contributions to concluding the Spinoff.

•	In June 2010, the consultant provided further analysis to the Committee in both their regular and executive sessions and discussed the following compensation issues relating to the Spinoff:

1.	Officer compensation for Messrs. Jibson, Craven and Livsey;

9    QUESTAR 2011 PROXY STATEMENT

2.	Amendments to Questar’s compensation and equity plans;

3.	Spinoff recognition awards; and

4.	Mr. Rattie’s separation agreement and grant of restricted stock units as a director.

•	In August 2010, the consultant provided a preliminary analysis to the Committee concerning a new mix of peer companies and compensation philosophy for 2011.

•

In October 2010, the consultant engaged in further discussion concerning the peer company group and provided preliminary recommendations to the Committee concerning key executive officer compensation for 2011.

•	In January 2011, the consultant presented to the Committee a risk assessment associated with the Company’s compensation policies and practices.

Neither Meridian nor Hewitt provided any other services to the Company during this period.

The Committee reviewed the recommendations and determined the final salaries and incentive compensation for each executive officer. In determining Mr. Jibson’s compensation in June 2010, the Committee reviewed market data provided by the consultant and discussed, in executive session, Mr. Jibson’s new responsibilities and performance goals, the Company’s expected performance and other relevant factors.

The Committee has delegated to its Chair authority to ratify grants of restricted stock to retain key employees, particularly in highly competitive professional disciplines. The Committee also authorized the Company’s President and CEO to grant restricted stock to new hires up to 25,000 total shares per year and up to 4,000 shares per individual grant. The full Committee reviews the grants for key employees and new hires at its next meeting. The delegated authority does not apply to newly hired executive officers.

Two new proposals are included in this year’s Proxy Statement as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the subsequent SEC rules and regulations: (i) a non-binding advisory resolution approving the compensation of our named executive officers; and (ii) a non-binding advisory vote on the frequency (every one, two or three years) of the vote to approve executive compensation. As mentioned, the vote on these proposals is non-binding on the Company and the Board and will not be construed as overruling a Company or Board decision. The Committee and the Board value our shareholders’ opinions and will consider the voting outcome when making future executive compensation decisions.

GOVERNANCE/NOMINATING COMMITTEE

The Governance/Nominating Committee functions as the Company’s nominating committee and is responsible for governance activities, particularly board and committee evaluations and committee assignments. All members are independent directors. Mr. Michael chairs the Committee since the Spinoff. The Committee’s Statement of Responsibilities defines the criteria for director nominees, including nominees recommended by shareholders and self-nominees. These criteria provide a framework for evaluating nominees as well as incumbent directors. The key criteria are: experience as a senior officer (e.g., chief executive officer, president, chief financial officer, of a public company, or extensive experience in finance or accounting); activity in business at least part-time with skills and experience necessary to serve as chair of a board committee; willingness to commit time and energy to serve as a director; experience in the Company’s lines of business or understanding of the Company’s business environment; ability to exercise independent judgment and make analytical inquiries; reputation for integrity and good judgment; and geographical location (residence or business activity) in states where the Company has significant operations. The Committee considers racial, gender and other diversity as part of the total picture when determining director qualifications.

The Committee considers shareholder nominations using the criteria listed above. Shareholders interested in submitting the names of candidates who satisfy most or all of the criteria listed above should submit written notice of the names and qualifications of the candidate(s) to the Chair of the Governance/Nominating Committee at the Company’s address. Nomination letters addressed to the Chair of the Governance/Nominating Committee, at the Company’s address, are forwarded without screening.

INDEPENDENCE OF DIRECTORS

The Board affirmatively determined that, with the exception of Messrs. Rattie and Jibson, all of the Company’s directors are independent as defined by the NYSE. The criteria used to determine independence are available on Questar’s website (Corporate Governance Guidelines) at www.questar.com/investors.php. The Company determined that a director who has a relationship with a company or other entity that purchases natural gas from Questar Gas Company at regulated rates can be considered independent. The Board considered the directors’ responses to questionnaires and information from internal records to determine which directors are independent.

QUESTAR 2011 PROXY STATEMENT    10

BOARD RISK OVERSIGHT

Management identifies and prioritizes risks and the prioritized risks are regularly reported to the Board along with the steps taken to mitigate those risks. The full Board oversees strategic and operational risks; the Finance and Audit Committee oversees financial and compliance risks; and the Management Performance Committee oversees human resources risks. The Company’s enterprise risk management program as a whole is reviewed by the full Board on an annual and ongoing basis. Additional review of or reporting on enterprise risks is conducted as needed or as requested by the Board or a committee. Additionally, the Management Performance Committee, with assistance from its compensation consultant, periodically reviews the compensation programs to ensure they do not promote excessive risk-taking. The Committee used the assessment to determine that Questar’s policies do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee determined that the compensation policies and program are balanced across multiple financial and operating metrics and time periods, thus supporting sound risk management.

BOARD LEADERSHIP STRUCTURE

Upon the recommendation of the Governance/Nomination Committee, the Board of Directors determined after the Spinoff that the appropriate leadership structure is a separate CEO and Chairman. The Board believes that while there is no single model that is the most effective in all circumstances, shareholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational Company structure at a given time, including whether the Chairman role should be held by a non-executive Chair or by the CEO who serves on the Board. The Board members possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate its needs and how to best organize the capabilities of the directors and management to meet those needs. The Board believes that by retaining Mr. Rattie as the non-executive Chair, his prior knowledge of the Company’s operations and experience as CEO can be used to mentor Mr. Jibson as the new CEO and provide the Board with leadership in setting its agenda and properly focusing discussions following the Spinoff. In his separate role as Chairman, Mr. Rattie defers to Mr. Jibson as CEO to ensure that the Company presents its message and strategy to shareholders, employees, customers and other constituents with a unified, single voice.

As non-executive Chairman, Mr. Rattie plays an important role in the Board’s governance structure. He chairs executive sessions of the Board. He also works with the independent directors in periodic reviews of CEO performance and serves as liaison between the independent directors and the CEO on issues that arise during executive sessions. As noted below under Director Compensation, Mr. Rattie continues to play a critical role as non-executive Chairman during the post-Spinoff transition phase.

COMMUNICATIONS WITH DIRECTORS

Interested parties may communicate with the Board of Directors, including the Chairman or all non-management directors, by sending a letter to the corporate secretary at Questar Corporation, 180 East 100 South, P.O. Box 45433, Salt Lake City, Utah 84145-0433. The corporate secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward other mail to the named director or group of directors. Mail that is directed to the full Board is forwarded to Mr. Rattie as Chairman of the Board (and forwarded to the full Board, if appropriate).

ATTENDANCE AT MEETINGS

The Company’s Board of Directors held nine meetings during 2010; Board Committees held a total of 18 meetings. All directors attended at least 75 percent of the meetings of the Board and the Committees on which they sit. The Company’s directors had an overall attendance of 95.2 percent. The Company’s directors are expected to attend the Company’s Annual Meetings. All directors attended the Company’s 2010 Annual Meeting.

DIRECTOR RETIREMENT POLICY

The Board has adopted a retirement policy that permits an outside director to continue serving until the Annual Meeting following his or her 72nd birthday if still actively engaged in business, financial, and community affairs. The Board does not limit the number of terms that a director may serve.

MANAGEMENT PERFORMANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Performance Committee members during 2010 were Messrs. Downes, Michael, Williamson and Ms. Beck as Chair. Mr. Downes became a member effective December 1, 2010. Messrs. Flury, Harmon, McKee and Scoggins served on the Committee prior to the Spinoff. No Committee members were Company officers or employees during 2010 or at any other time.

11    QUESTAR 2011 PROXY STATEMENT

Additionally, no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Management Performance Committee during the 2010 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

There are no relationships or related-person transactions between the Company and any of its directors or officers that must be disclosed under federal securities laws. The Company requires executive officers and directors to report to the corporate secretary any event or anticipated event that might qualify as a related-person transaction under Section 404(b) of Regulation S-K. The corporate secretary reports those transactions to the Finance and Audit Committee. The Company also collects information from annual questionnaires sent to officers and directors that reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, it is investigated according to the Company’s Business Ethics and Compliance Policy. The Company’s Finance and Audit Committee reviews such transactions to determine whether they conflict with the Company’s best interests, impact a director’s independence or conflict with the Company’s Business Ethics and Compliance Policy. If a related-person transaction is completed, the Committee determines if it will require rescission of the transaction, disciplinary action or reevaluation of a director’s independence. In connection with the Spinoff, the Company and QEP entered into certain transitional agreements that provide a framework for QEP’s relationship with Questar following the Spinoff. In addition, the Company and QEP have engaged in certain ongoing, ordinary course business transactions since the Spinoff such as gas gathering and oil and gas field operations. As mentioned, following the Spinoff, certain Company executive officers left Questar and became QEP executive officers.

QUESTAR 2011 PROXY STATEMENT    12

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the shares of stock beneficially owned by each director, each nominee and each named executive officer and all directors and executive officers as a group as of February 28, 2011. Each person has sole voting and investment power over the shares shown in the table except as noted.

Amount and Nature of Common Stock Beneficially Owned:

	Number of Shares Owned	Right to Acquire[1]	Percent of Class[2]	Phantom Stock Units[3]

Teresa Beck[5]	9,623	26,800	*	44,160
R. Allan Bradley[4,5]	108,164	132,667	0.14%	14,672
R. D. Cash[5,8]	908,830	14,000	0.52%	6,326
Laurence M. Downes[5]	8,065	0	*	0
Kevin W. Hadlock[5,6]	18,347	0	*	0
Thomas C. Jepperson[4,5]	181,746	42,744	0.13%	6,071
Ronald W. Jibson[4,5,7]	153,716	20,667	0.10%	1,076
James R. Livsey[4,5]	72,740	91,000	*	1,689
Gary G. Michael[5]	32,365	0	*	153,852
Keith O. Rattie[5,8]	374,229	1,153,460	0.86%	0
Harris H. Simmons[8]	138,595	0	*	80,017
Bruce A. Williamson	6,000	0	*	26,267
All directors and executive officers (15 individuals including those listed above)	2,112,122	1,517,138	2.05%	334,419

1 Shares that can be acquired by exercising stock options within 60 days of February 28, 2011.

2 Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership are calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

3 Phantom stock units are held through the various deferred compensation plans available to the Company’s directors and officers. Although these plans only permit such units to be paid in cash, investment in such units represent the same investment in the performance of the Company’s common stock as investment in actual shares of common stock.

4 The Company’s executive officers have shares held for their accounts in the Questar Corporation Employee Investment Plan. The number of shares opposite each of their names includes equivalent shares of stock through such Plan as of February 28, 2011, as follows: Mr. Bradley 26; Mr. Jepperson 12,619; Mr. Jibson 13,629; and Mr. Livsey 5.

5 The number of shares includes unvested restricted stock as of February 28, 2011 as follows: Ms. Beck 5,565; Mr. Bradley 84,452; Mr. Cash 10,572; Mr. Downes 6,065; Mr. Hadlock 18,347; Mr. Jepperson 90,945; Mr. Jibson 132,225; Mr. Livsey 53,915; Mr. Michael 9,931; and Mr. Rattie 5,565. They receive dividends and have voting power. Mr. Rattie’s total also includes 66,767 restricted stock units which receive dividend equivalents but have no voting power.

6 Mr. Hadlock was hired as the Company’s Executive Vice President and Chief Financial Officer effective January 1, 2011. He took over this position from Mr. Craven who retired on March 1, 2011.

7 Mr. Jibson is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 111,126 shares as of February 28, 2011. As Chairman, Mr. Jibson has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total opposite his name.

8 Of the total shares reported for Mr. Cash, 137,966 shares are held by his family’s private foundation, 35,636 shares are held in the Cash Dynasty Trust and 21,076 shares are held in the Cash Burleson Trust. Mr. Simmons is an executor for the Elizabeth E. Simmons estate holding 31,200 shares which shares are not included in the total opposite his name.

13    QUESTAR 2011 PROXY STATEMENT

SECURITY OWNERSHIP, PRINCIPAL HOLDERS

The following table lists each person known by the Company to beneficially own at least five percent of its common stock as of December 31, 2010.

Name and Address of Beneficial Owner	Shares and Nature of Beneficial Ownership	Percent of Class
State Street Corporation[1] One Lincoln St. Boston, MA 02111	9,775,501	5.60%

BlackRock Inc.[2] 40 East 52nd Street New York, NY 10022	14,233,398	8.08%

1 In its Schedule 13G, State Street indicated it had shared voting power and shared dispositive power of all the referenced shares.

2 In its Schedule 13G/A, BlackRock indicated it had sole voting power and sole dispositive power of all the referenced shares.

EQUITY COMPENSATION PLAN INFORMATION

The following information is accurate as of December 31, 2010:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	2,560,059	$7.30	8,372,439

Equity compensation plans not approved by security holders	0	0	0

Total	2,560,059	$7.30	8,372,439

QUESTAR 2011 PROXY STATEMENT    14

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (CD&A) explains the principles, objectives and features of the Company’s executive compensation program. It also describes how compensation for its leaders aligns with the Company’s corporate objectives and shareholder interests. Although the Company’s executive compensation program is generally applicable to each executive officer, this CD&A focuses primarily on the program as applied to the CEO and the other officers included in the Summary Compensation Table, which are referred to collectively in this proxy statement as the named executive officers.

Fiscal 2010 Performance Review

The Company achieved strong 2010 financial performance, despite a major restructuring resulting in the spinoff of most of its exploration and production and gathering and processing businesses. We believe that the Spinoff did and will continue to create significant shareholder value by reducing complexity and improving strategic, operational and financial “fit and focus” for the Company. In addition, we believe the Company now appeals to those investors wanting consistent earnings and dividend growth.

Despite the complexities related to the Spinoff, all Questar business units continued to execute well. The Company met or exceeded most goals established early in 2010. We believe our executive officers were instrumental in helping to achieve these results.

The following is a summary of 2010 financial and operating results:

•

$192.3 million net income from continuing operations ($1.08 per diluted share) including an $8.8 million ($.05 per diluted share) charge for separation costs associated with the June 30, 2010 Spinoff, an increase of 7 percent over 2009;

•	$201.1 million net income ($1.13 per diluted share) excluding separation charges, an 11 percent increase over 2009;

•	Record subsidiary earnings:

1.	Wexpro earned $88.1 million, 9 percent higher than 2009;

2.	Questar Pipeline earned $67.4 million, 16 percent higher than 2009;

3.	Questar Gas earned $43.9 million, 6 percent higher than 2009;

•	$523 million of consolidated EBITDA*, a 6 percent increase over 2009;

•	17.7 percent consolidated return on average equity (ROE); Subsidiary returns were also strong:

1.	Wexpro’s return on average investment base was 19.8 percent;

2.	Questar Pipeline earned an ROE of 11.9 percent;

3.	Questar Gas earned an ROE of 10.8 percent;

•	Questar Gas employees achieved the highest customer satisfaction score since Questar Gas began surveying its customers;

•	Wexpro grew its investment base by 6 percent to $456.6 million;

•	Wexpro produced a record 50.2 billion cubic feet of natural gas for Questar Gas, comprising 51 percent of the utility’s natural gas supply in 2010;

•	23.2 percent total return to shareholders compared to 15.1 percent return for the S&P 500 index and 12.4 percent return for the new Questar peer group**

* EBITDA is a non-GAAP measure. Management defines EBITDA as net income before gains and losses on asset sales, separation costs, interest expense, DD&A, abandonments, impairments and income taxes.

** Total return to shareholders data provided by Zacks Investment Research, Inc. and updated thereafter to include Nicor, Inc.

15    QUESTAR 2011 PROXY STATEMENT

Pay-for-Performance Features of the Company’s Compensation Program

Pay for performance is an important component of our compensation philosophy. We tie a portion of executive compensation to at-risk performance plans, which is consistent with the Company’s objectives of motivating officers and key employees to focus on short-term and long-term drivers of shareholder value. For our named executive officers, who have the greatest responsibility for Company growth, the Company’s pay-for-performance approach provides that a larger portion of their total compensation should be “at-risk” in the form of short-term and long-term incentive awards. For 2010, the key executive’s compensation consisted of annual incentives tied to financial and operating performance and longer-term (three-year) performance incentives.

Other Executive Compensation Developments

In 2010, we eliminated the tax gross-up provision in the Company’s executive severance plan, a “double-trigger” plan, for any severance payments upon a qualifying termination following a change in control. We also eliminated the past practice of offering employment agreements to senior executives following the Spinoff.

The Management Performance Committee (hereinafter, the Committee), engaged Meridian to complete a comprehensive analysis of the peer benchmarks for the reorganized Company to use in setting 2011 compensation. With continued emphasis on pay-for-performance objectives, beginning in 2011, the Committee will implement the use of performance shares under the Company’s Long-term Stock Incentive Plan with a design similar to performance metrics currently used under the Company’s Long-term Cash Incentive Plan (LTCIP).

THE COMPANY’S COMPENSATION OBJECTIVES

The Company’s executive compensation program is designed to:

•	Attract, motivate, reward and retain the management talent required to achieve Company objectives at compensation levels that are fair, equitable and competitive with those of comparable companies;

•	Focus management efforts on short-term and long-term drivers of shareholder value;

•	Tie a significant portion of executive compensation to Company long-term stock-price performance and thus shareholder returns;

•	Foster a results-oriented culture while enhancing the Company’s reputation for ethics, integrity and safety; and

•	Create balance across multiple financial and operating metrics and time periods in support of sound risk management.

COMPONENTS

2010 compensation for executive officers was comprised of the following major components:

•	Base salary;

•	Annual Management Incentive Plan II (AMIP);

•	Long-term Cash Incentive Plan (LTCIP);

•	Restricted stock or stock options under the Long-term Stock Incentive Plan (LTSIP); and

•	Employee benefits, including retirement, health and welfare benefits.

QUESTAR 2011 PROXY STATEMENT    16

COMPENSATION PHILOSOPHY & ROLE OF MANAGEMENT PERFORMANCE COMMITTEE

To attract, motivate and retain the executive talent required to achieve corporate performance objectives, the Committee believes it must offer key executives a competitive compensation package comprised of fixed and variable short-term and long-term components. The following table summarizes the role each component plays in the total compensation package:

Compensation Component	Role in Total Compensation

Base Salary	■ Provide a fixed and market-based level of compensation to pay for an executive’s responsibility, relative expertise and experience.

Annual Cash Incentive ■ AMIP	■ Motivate and reward executives for achieving annual financial and operating goals that are aligned with shareholder and stakeholder interests.

Long-term Incentives ■ Restricted stock ■ LTCIP ■ Stock options

■  Deliver the majority of named executive officer compensation through long-term incentives aligned with shareholder interests;

■  Motivate and reward the achievement of long-term strategic Company objectives;

■  Recognize and reward the Company’s performance relative to industry peers over multi-year time periods;

■  Encourage long-term executive share ownership; and

■  Encourage executive retention by establishing multi-year incentive awards.

Benefits ■ Retirement ■ Health care ■ Other security benefits (life, disability)	■ Provide a tax-efficient means for employees to build financial security in retirement; ■ Provide minimum income protection against certain risks; and ■ Reward extended service with the Company.

Termination Benefits	■ Provide a competitive level of income protection.

To ensure that executive compensation remains consistent with the Company’s objectives, the Committee routinely:

•

Retains independent compensation consultants to: (a) review, critique and propose changes in compensation practices when necessary to maintain alignment with the above-listed objectives; (b) conduct and analyze market surveys; and (c) provide input on compensation actions for the Company’s key officers;

•	Reviews and approves AMIP participants, objectives and performance targets for each major business unit;

•	Reviews the Company’s consolidated financial results and the financial and operating results of the Company’s major business units;

•	Evaluates the individual performance of the named executive officers;

•	Considers internal relative pay; and

•	Develops and approves annual and long-term compensation for the Company’s executive officers.

When setting 2010 compensation for its officers in February, the Committee defined total compensation as base salary plus AMIP target plus LTCIP target plus grant-date value of restricted stock and/or stock options (Equity Awards). The Committee, with help from its compensation consultant, regularly conducts market surveys to estimate the 25th, 50th and 75th percentiles for total compensation for executive officers. The Committee generally targets the market 50th percentile for each named executive officer. The Committee reviews total executive compensation on a regular basis several times during the year. The Committee analyzes each component of every named executive officer’s compensation and examines total compensation for each executive to ensure that the individual components and the total compensation satisfy the above objectives. The Committee will continue to consider how it measures, evaluates and benchmarks all compensation components for executives. This helps ensure that each executive’s compensation remains competitive within the relevant segment of the natural gas industry, adjusted as appropriate for individual factors such as experience and expertise. In addition to market-survey data, the Committee considers job performance, responsibilities and advancement potential when setting compensation for each of the named executive officers.

17    QUESTAR 2011 PROXY STATEMENT

How the Company Determines the External Benchmarks for Named Executive Officers

The Company believes that compensation for executive officers who successfully enhance shareholder value should be competitive with compensation offered by similar publicly-held companies to successfully attract and retain the high quality executive talent required by the Company. The Board approved executive 2010 compensation in February, several months prior to the Spinoff. At that time, the Company operated in three major segments of the natural gas industry: (a) exploration and production (E&P); (b) interstate natural gas pipelines; and (c) retail gas distribution. The competitive environment for executive compensation may be significantly different in each of these three major segments at any given time.

The Committee, with advice from its compensation consultant, defined the relevant peer group when setting compensation for each key executive. For example, the peer groups for Messrs. Jepperson, Rattie, and Doleshek included companies in all major segments of the natural gas industry because they had responsibilities for all business units. Mr. Stanley’s peer group included predominantly E&P companies because he was an officer of QEP, which conducts the Company’s E&P activities. As a Questar Pipeline officer, Mr. Bradley’s peer group included predominately pipeline companies. Mr. Jibson’s peer group was predominately utility companies prior to the Spinoff.

In conjunction with the Spinoff, Mr. Jibson was appointed President and CEO of Questar Corporation; Mr. Craven was appointed Vice President and Chief Financial Officer; and Mr. Livsey was appointed Executive Vice President & General Manager, Wexpro. The Company, with assistance from its consultant, re-determined the relevant peer group for each executive considering the changes in his responsibility following the Spinoff.

The Committee considers the relative size of companies in the industry peer group in its evaluation of market data. The Committee also reviews officer compensation in relation to general-industry peers, a group of companies selected by the consultant in other industries with median revenue similar to Questar. The Committee does not base compensation decisions for named executive officers on the pay of general-industry peers; rather, it uses this group as an indicator of executive compensation trends and practices.

Industry Peer Companies Prior to the Spinoff — Corporate, E&P, Utility and Pipeline Peer Groups

The Committee designated all the companies listed below as peers for Messrs. Jepperson, Rattie and Doleshek. The Committee defined the companies listed as (1) to be peers for Mr. Stanley. The companies listed as (2) were defined as the peers for Mr. Bradley and Mr. Jibson. The Williams Companies Inc. was also used for Mr. Bradley. Due to the limited comparators on an individual basis, Mr. Bradley’s peer group was expanded to include top executives in the transmission divisions at Spectra, Chevron, CenterPoint and TransCanada. Mr. Jibson’s peer group in his position as the President and CEO of Questar Gas also included top executives in the gas distribution divisions at Piedmont, Vectren and Atmos.

Cabot Oil & Gas Corporation (1)

Cimarex Energy Company (1)

EOG Resources, Inc. (1)

Forest Oil Corporation (1)

Newfield Exploration Company (1)

Noble Energy, Inc. (1)

Pioneer Natural Resources Company (1)

Plains Exploration & Production Company (1)

Quicksilver Resources, Inc. (1)

Range Resources Corporation (1)

Southwestern Energy Company (1)

Whiting Petroleum Corporation (1)

The Williams Companies, Inc. (1)

AGL Resources, Inc. (2)

CMS Energy Corporation (2)

Dominion Resources, Inc. (2)

El Paso Corporation (2)

Great Plains Energy, Inc. (2)

NiSource, Inc. (2)

ONEOK, Inc. (2)

SCANA Corporation (2)

Southern Union Company (2)

QUESTAR 2011 PROXY STATEMENT    18

Effective July 1, 2010, the Committee designated a new peer group to adjust the compensation for Messrs. Jibson and Craven based on their new positions following the Spinoff. The group includes:

AGL Resources, Inc.

Atmos Energy Corp.

Energen Corp.

Laclede Group

MDU Resources Group Inc.

National Fuel Gas Co.

New Jersey Resources Corp.

Nicor Inc.

Nisource Inc.

OGE Energy Corp.

Piedmont Natural Gas Co.

Vectren Corp.

The Committee sets annual base salary, AMIP target, LTCIP target and equity awards for all key executives. The consultant and the Human Resources Department assist the Committee in the collection and analysis of peer-company data. The President and CEO has input into the compensation for all named executive officers except himself.

BASE SALARIES

The Committee establishes executives’ base salaries by considering the scope of their responsibilities, performance, and competitive market compensation paid by other companies in the executive’s peer group. The Committee reviews base salaries for the Company’s named executive officers on at least an annual basis. When setting salaries, the Committee considers an estimate of the market 50th percentile for the executive’s relevant peer group, along with individual factors and internal comparisons with other Company officers. The Committee uses proxy data and information provided by its consultant to obtain information about the base salaries paid by peers.

INCENTIVE COMPENSATION

The Company’s named executive officers participate in AMIP (reapproved by shareholders in 2010) and participated in the LTCIP (reapproved by shareholders in 2009). The officers also receive Equity Awards pursuant to the LTSIP (reapproved by shareholders in 2010). The Committee intends to put a substantial portion of each officer’s compensation at risk. AMIP payouts are tied to annual financial and operating goals set by the Board at the beginning of the plan year. LTCIP payouts were tied to total shareholder returns relative to a pre-set group of peer companies over a three-year period. Together these programs motivate participating executives to focus on total shareholder return over the longer-term. AMIP and LTCIP are cash plans that can award amounts from zero to a predetermined maximum depending on the Company’s results. To align with compensation practices of the Company’s new peer companies, while continuing to focus on pay-for-performance, the Committee will use performance shares in lieu of the LTCIP beginning in 2011. The Committee has not yet implemented a clawback provision for incentive compensation, but anticipates making changes in light of regulations and compensation trends. The Committee believes that its approach effectively aligns the executive officers’ interests with shareholder interests.

AMIP

Under AMIP, the Company sets separate performance targets tied to key financial and operating goals for each major business unit. Each year, the Committee reviews and approves the specific annual performance targets for the whole Company, and for each major subsidiary. Performance targets are set at the beginning of each year after a review of that year’s budget and the prior-year actual results. Targets are generally at or above the Board-approved budget for the year. The Committee may use a variety of criteria (at the consolidated or business unit level) for the performance targets, including total stockholder return, earnings per share, EBITDA, operating cash flow, gross or net revenue or margins, safety, credit or liquidity measures, and completion of particular projects or initiatives.

2010 performance targets were set prior to the Spinoff. For combined measures, such as Questar Corporation EBITDAX and for other measures tied to QEP performance, payouts were made based on results obtained as if the Spinoff did not occur.

The Company calculates an overall payout factor, which can range from zero to 200% based on each unit’s actual results compared to the measures. Each officer’s target bonus is multiplied by the respective payout factor to determine the payment. The maximum cash payment to any officer under AMIP was capped at $4 million for 2010. The Committee, in its sole discretion, can reduce the cash award otherwise payable to an officer. Neither the Committee nor the Company may increase the cash award otherwise payable under the AMIP formula.

19    QUESTAR 2011 PROXY STATEMENT

2010 AMIP PERFORMANCE COMPONENTS, TARGETS and RESULTS

Metric	Weight	50%	100%	150%	200%	250%	Actual
QEP Resources, Inc.
Questar EBITDAX (millions)	20%	$1,520	$1,535	$1,550	$1,575	$1,625	$1,664
QEP Energy EBITDAX* (millions)	15%	$842	$868	$890	$910	$967	$926
Wexpro net income (millions)	15%	$81	$83	$85	$88	$90	$88.3
QEP Field Services EBITDAX (millions)	15%	$144	$152	$160	$175	$190	$204
QEP Energy production (Bcfe)	35%	210	215	220	228	236	229
* The QEP Energy component of QEP Resources’ EBITDAX was indexed to commodity prices as of January 21, 2010
Questar Pipeline Company
Questar EBITDAX (millions)	20%	$1,520	$1,535	$1,550	$1,575	$1,625	$1,664
Questar Pipeline net income (millions)	25%	$54	$58	$60	$65	$70	$66.9
O&M expenses (per dth of demand)	25%	$16.00	$15.40	$15.00	$14.50	$14	$15.18
Achieve specific strategic and operational initiatives*	30%	2 of 6	3 of 6	4 of 6	5 of 6	6 of 6	4 of 6

* initiatives met include the following:

Overthrust Loop Expansion Project FERC certificate issued and construction started by October 1, 2010

Mainline 104 extension to Fidlar contracted to support an in-service date of 2011

Questar Gas Company
Questar EBITDAX (millions)	20%	$1,520	$1,535	$1,550	$1,575	$1,625	$1,664
Questar Gas net income (millions)	25%	$41.00	$43.00	$44.00	$46.00	$47.00	$43.9
Questar Gas O&M expenses (per customer)	25%	$141.00	$139.00	$137.00	$135.00	$132.00	$133.25
Achieve specific strategic and operational initiatives*	30%	2 of 6	3 of 6	4 of 6	5 of 6	6 of 6	6 of 6

* initiatives met include the following:

Extended the conservation enabling tariff in Utah

Obtained approval for a feeder line tracking mechanism in Utah

Increased QGC allowed ROE

Achieved a record customer satisfaction rating

Achieved a record safety rate

In February 2011, the Committee approved 2010 AMIP payouts as follows:

QEP Resources (includes Wexpro)	200%
Questar Pipeline Company	182%
Questar Gas Company	200%

Upon Mr. Jibson’s CEO appointment effective July 1, 2010, the Committee adjusted his AMIP payout as follows: 1) a prorated portion representing the first half of the year when he was Questar Gas’ President, based on Questar Gas 2010 results; and 2) a prorated portion representing the last half of the year when he was Company President and CEO. As a corporate employee, the payout for Mr. Jibson (as well as for Messrs. Craven and Jepperson) was determined based on 50% tied to the performance results for QEP and 25% each tied to the results for Questar Pipeline and Questar Gas. Mr. Livsey’s payout was based on the results for QEP Resources since Wexpro was a subsidiary of QEP prior to the Spinoff. Mr. Bradley’s payout was based on the results for Questar Pipeline. Mr. Rattie did not receive an AMIP payout due to his separation upon the Spinoff. The Committee considered his contributions during the first half of the year when granting him a recognition bonus in conjunction with his separation agreement. (See discussion of Mr. Rattie’s Separation Agreement under “Termination Benefits” section below). Messrs. Stanley and Doleshek also did not receive AMIP payouts due to their separation from the Company to become QEP executives.

Each officer’s target bonus is a percentage of his annual base salary in effect on March 1 of the performance year except for Messrs. Jibson, Craven and Livsey. Due to their new positions upon the Spinoff, the Committee increased the target percentage and base salary for Messrs. Jibson, Craven and Livsey. Their AMIP payouts were prorated based on their target percentage and base salary for the first half of the year and their target percentages and base salaries for the last half of 2010.

QUESTAR 2011 PROXY STATEMENT    20

The 2010 targets were as follows for the named executive officers:

• Mr. Jibson • Mr. Bradley • Mr. Jepperson • Mr. Craven* • Mr. Livsey*	50% (increased to 80% effective July 1, 2010) 60% 60% 40% (increased to 60% effective July 1, 2010) 47.5% (increased to 60% effective July 1, 2010)**

*Messrs. Craven and Livsey did not hold executive officer positions in February 2010 and were nominated to participate in the original Annual Management Incentive Plan (for other officers and key employees), and received payouts under that plan as reflected in the Summary Compensation Table. Since the performance targets and payouts for 2010 are the same for this plan as for the Annual Management Incentive Plan II, reference to “AMIP” shall include either plan.

**This percentage includes the QEP Resources Employee Incentive Plan, which applies a 12.5% target. The QEP Employee Incentive Plan covers all employees (except those classified as temporary or occasional part-time) who worked for QEP Resources subsidiaries and are scheduled to work at least 20 hours per week. Prior to the Spinoff, Wexpro Company was a subsidiary of QEP Resources, but remained a subsidiary of the Company after the Spinoff. All eligible Wexpro employees received a payout under the QEP Incentive Plan as if the Spinoff did not occur.

LONG-TERM CASH INCENTIVE PLAN

The LTCIP ties compensation for key executives to total shareholder return relative to a mix of peer companies over a longer-term (three-year) performance period. LTCIP payouts, if any, were based on the Company’s total shareholder return (TSR) compared with a group of peer companies. The peer companies and targets were set prior to the Spinoff and reflected the Company’s business mix at that time. The peer group included E&P, pipeline, utility and integrated natural gas companies as listed below:

Cabot Oil and Gas Company	Noble Energy, Inc.

Chesapeake Energy Corporation	Northwest Natural Gas Company

El Paso Corporation	ONEOK, Inc.

Energen Corporation	Pioneer Natural Resources Company

EOG Resources, Inc.	Plains Exploration & Production Company

EQT Corporation	St. Mary Land & Exploration Company

Forest Oil Corporation	Southwestern Energy Company

National Fuel Gas Company	Ultra Petroleum Corporation

Newfield Exploration Company	The Williams Companies, Inc.

This list may vary from the peer list used for total compensation provided earlier in this proxy statement, although both focus on direct industry peers. The Company used a single peer group for all officers under the LTCIP. When setting total annual and long-term incentive compensation, however, the Committee attempts to tailor compensation to a relevant peer group for each officer.

The Company established a formula whereby the three-year TSR was calculated as the sum of the closing December stock price (both Questar and QEP) in the last year of the performance period, plus dividends paid over the full performance period, divided by the average December stock price for Questar in the month prior to the start of the performance period. The average December stock price is the simple average closing price for each trading day in December. The TSR of the combined entities was then ranked among the peer companies to determine the TSR Rank Multiplier. The payout based on rank was multiplied by the ratio of the Questar and QEP stock price at the end of the three-year period divided by the Questar stock price at the beginning of the three-year period (Stock Appreciation Multiplier). Participants earn the maximum bonus if the Company has the highest TSR of its peer group. Participants earn the target bonus if the Company’s TSR ranks at the midpoint of the peer group. If the Company’s TSR for the performance period places it in the bottom third of the group, no LTCIP bonus is paid.

The calculation is as follows: Target Award x TSR Rank Multiplier x Stock Appreciation Multiplier = LTCIP Payout. The maximum LTCIP payment for any performance period is currently capped at $8 million.

Upon the Spinoff, outstanding awards granted to each executive for the 2009-2011 and 2010-2012 performance periods were converted from a cash award determined as of June 30, 2010 to an award of restricted shares of Questar stock under Questar’s LTSIP. The restricted shares reflected a July 1, 2010 fair value grant price and maintained the same vesting dates as the original LTCIP award.

The Company made LTCIP payments to the named executive officers for the final outstanding 2008-2010 performance period in February 2011, which amounts are reflected in the Summary Compensation Table (along with AMIP amounts) in column (g). Prior

21    QUESTAR 2011 PROXY STATEMENT

to the Spinoff, the TSR calculation was based only on Questar’s performance. During the performance period after the Spinoff, the TSR calculation was based on Questar and QEP performance. The combined average annual TSR for that period was 3.5%, which ranked 10 out of the 19 peer companies, providing a payout of 101% of target.

The Company will not establish a new performance period under this plan for 2011. Instead, it will grant performance shares to its executives for a 2011-2013 performance period under the LTSIP with similar plan design as the LTCIP using total shareholder return performance compared to a revised peer group, but with the target denominated in Questar shares.

EQUITY AWARDS

The LTSIP is intended to (1) ensure that executive officers have a significant incentive to manage the Company to maximize long-term shareholder returns and (2) help attract and retain key executives. The value of each executive’s grant is tied to the Committee’s estimate of the market 50th percentile, adjusted to account for performance, retention, the executive’s pay relative to other Company executives and other factors considered appropriate by the Committee.

The Company typically makes annual equity grants in February. The Committee approved restricted stock and stock options for named executive officers in February 2010. For restricted stock awarded at this time, such grants vested over a three-year period, starting the year after the grant date, with one-third of the shares vesting in each remaining year

The Committee also approved grants effective July 1, 2010, in recognition of the outstanding performance to successfully conclude the Spinoff (Spinoff Recognition Awards). These shares vest over a four year period. Additionally, the Committee approved restricted stock grants for Messrs. Jibson, Jepperson and Bradley equaling the cash value as a conversion of the 2009-2011 and 2010-2012 performance periods under the LTCIP as described in the LTCIP section above (the LTCIP Conversion Awards). These shares vest at approximately the same time that the LTCIP cash awards would have been paid. Neither the grants in February, the Spinoff Recognition Awards nor the LTCIP Conversion Awards automatically vest upon retirement.

The Committee recommended and the Board approved restricted stock and option grants for 2010 that included those shown in the Grants of Plan-Based Awards table. The Company does not backdate stock options or alter (i.e. reprice) the exercise price after the grant date. As outlined in the LTSIP, the Board sets the option price when the option is granted, and that price cannot be less than the closing price of the Company’s common stock on the grant date. The Committee will utilize performance shares under the LTSIP for the 2011-2013 performance period.

The Company’s Insider Trading Policy prohibits executive officers from short sales, selling options or derivatives covering the Company’s securities, and other similar transactions.

The Committee established a stock-ownership guideline for each named executive officer that is a multiple of his base salary. Under the guidelines, all named executive officers must own shares having a value of at least three times their annual base salaries within three years of becoming an executive officer. Mr. Jibson must own shares with a value of at least eight times his base salary. These guidelines are intended to align the named executive officers’ interests with those of shareholders, while allowing them some opportunity to diversify their holdings. Phantom stock units attributable to deferred compensation are counted toward the total. All the named executive officers meet these guidelines.

QUALIFIED RETIREMENT PLANS

The Company maintains a defined-contribution retirement plan (the 401(k) Plan) and a defined-benefit retirement plan (the Pension Plan). The named executive officers participate in both plans. The Pension Plan was closed effective July 1, 2010 to new hires and rehires. These plans are described in the “Retirement Plans” section of the Compensation Tables.

OTHER BENEFITS

The named executive officers also receive or have the opportunity to participate in other benefit plans Questar offers to most employees. These benefits include medical and dental coverage; a cafeteria plan (which includes flexible health-care spending account and dependent-care spending account features); employer-provided basic life insurance ( one-times base salary); employee-paid supplemental life insurance (up to four times base salary, but not to exceed $750,000); business-travel accident insurance; catastrophic accident insurance; participation in a long-term disability plan; and the employee-assistance program. The executive officers also receive paid time off, paid holidays, and are eligible for a short-term disability program that provides benefits (such as continued salary payments) for leave up to 16 weeks due to an employee’s serious health condition.

QUESTAR 2011 PROXY STATEMENT    22

NONQUALIFIED DEFERRED COMPENSATION PLANS

Deferred Compensation Wrap Plan

The Company allows the named executive officers, along with certain key employees, to defer compensation under the Deferred Compensation Wrap Plan (the Wrap Plan). The Company and the Committee believe that a Deferred Compensation Program is necessary for hiring and retention. The Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program. The Deferred Compensation Program allows officers and certain key employees to defer from $5,000 to 50% of their base salaries and actual cash bonuses until termination, death or disability. Most deferred amounts may be treated either as if invested in Company stock (designated as Questar phantom stock) or as if invested in 10-year U.S. Treasury notes. Six percent of the deferred amount receives a Company matching contribution as if contributed to Questar’s 401(k) Plan, which is all designated as Questar phantom stock.

The 401(k) Supplemental Program allows officers and certain key employees whose compensation exceeds the IRS-imposed limit ($245,000 in 2010) for compensation that may be taken into account for purposes of providing benefits under a tax-qualified retirement plan (the IRS Limit) to continue to defer 6% of their salaries over the IRS Limit and receive a Company match on this deferred amount as if it was invested in the 401(k) Plan. The deferred amounts and the Company matching contributions are also designated in Questar phantom stock. Additional details of the 401(k) Supplemental Program is described in the “Retirement Plans” section of the Compensation Tables.

Wrap Plan participants’ accounts were adjusted as a result of the Spinoff. For each share of Questar phantom stock in a participant’s account on June 30, 2010, the account was equitably adjusted to reflect one additional share of QEP phantom stock. To align the executive’s interest with company interests, each Questar executive may make a one-time election to reallocate his QEP phantom shares (including earnings and dividends) into Questar phantom shares prior to December 31, 2011. If this election is not made, the QEP phantom shares will automatically be reallocated into Questar phantom shares on or about December 31, 2011, using the December 30, 2011, closing stock prices.

Supplemental Executive Retirement Plan (SERP)

The named executive officers also participate in the non-qualified Supplemental Executive Retirement Plan (SERP) that provides a select group of management or highly compensated employees with supplemental retirement benefits to compensate for the limitations imposed by federal tax laws on benefits payable from the tax-qualified Pension Plan.

Participants in the SERP is limited to eligible individuals who have an accrued benefit under the Pension Plan and who receive compensation in excess of the IRS Limit or defer their compensation under the Deferred Compensation Program of the Wrap Plan. The SERP is described in more detail under the “Retirement Plans” section of the Compensation Tables.

TERMINATION BENEFITS

Executive Severance Compensation Plan

The named executive officers participate in the Company’s Executive Severance Compensation Plan, a “double-trigger” plan that provides benefits upon qualifying employment terminations occurring on or within three years following a change in control of the Company. The Company and the Committee believe this plan helps ensure that the Company attracts and retains the executive talent needed to achieve corporate objectives. It also helps ensure executives direct their attention to their duties, acting in the best interests of the shareholders, notwithstanding the possibility of a change in control. This plan was amended October 26, 2010, which amendment included the elimination of any tax gross-up provision. A summary description of the plan and payment estimates to the named executives as of December 31, 2010 is outlined in the “Potential Payments upon Termination” section of the Compensation Tables.

Employment Contracts

Following the Spinoff, the Company no longer has employment agreements with any of its executive officers. Messrs. Rattie, Stanley and Doleshek had employment agreements with the Company prior to the Spinoff. The agreements with Messrs. Stanley and Doleshek were amended and restated during the Spinoff to provide that QEP undertake the employment agreement obligations, effective July 1, 2010, and that Questar was released from any claims or obligations under the agreements.

In conjunction with the Spinoff, Mr. Rattie retired as the Company’s President and Chief Executive Officer effective June 30, 2010. He continues, however, to serve as a Board member. His 2010 compensation as the non-executive Chairman of the Board is discussed in the Director Compensation section below. At the time of his separation, the Company and Mr. Rattie entered into a separation agreement in lieu of other compensation or benefits that might be payable to Mr. Rattie under his employment

23    QUESTAR 2011 PROXY STATEMENT

agreement, incentive plans, severance plans or other severance agreements or arrangements. Under the separation agreement, Mr. Rattie received a $4,647,525 separation payment and a $1,500,000 bonus in recognition of his outstanding performance as Questar President and CEO and his work to successfully accomplish the Spinoff. Mr. Rattie’s separation payment was delayed six months to comply with Internal Revenue Code Section 409A. As a result, Mr. Rattie received an additional amount representing interest for the six-month delay. His recognition bonus and separation payment is reflected in the Summary Compensation Table.

PERQUISITES

The Company limits the perquisites granted to officers and does not allow the personal use of Company cars, nor does it reimburse for country-club memberships, supplemental welfare benefit plans or executive dining-room service. The Company reimburses officers up to 70% of costs associated with tax preparation and other personal financial advice up to $3,000 per year (i.e., a maximum reimbursement of $2,100). During the calendar year of an officer’s retirement, the limit increases to 70% of cost up to a cap of $6,000 (i.e., a maximum reimbursement of $4,200).

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (IRC) precludes the Company from deducting compensation exceeding $1 million per year to any executive officer listed in the Summary Compensation Table, except the chief financial officer. Performance-based compensation, however, is not subject to this limit. The compensation of the named executive officers in 2010 either qualified as performance-based compensation, or did not exceed $1 million. When structuring compensation paid to the named executives, the Committee considers federal tax rule provisions. The Committee has in the past awarded, and may in the future award, compensation that is not deductible if, in the Committee’s judgment, doing so is necessary to achieve an appropriate compensation structure.

IRC Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy statutory requirements with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose executives to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. The Committee endeavors to structure executive officer’s compensation in a manner that is either compliant with, or exempt from IRC Section 409A.

QUESTAR 2011 PROXY STATEMENT    24

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table provides compensation information for earnings in 2008, 2009 and 2010 by our named executive officers, except for Messrs. Craven and Livsey, who were not executive officers in 2008 and 2009. The 2010 information reflects compensation for the entire year for Messrs. Jibson, Craven, Jepperson, Bradley and Livsey. The 2010 compensation information for the other individuals reflects only amounts earned through June 30. These officers ended their Questar employment as part of the Spinoff. Messrs. Doleshek and Stanley became QEP executive officers effective July 1, 2010. Mr. Rattie continued as non-executive Chairman of the Company’s Board of Directors.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]		Option Awards ($)[2]	Non-Equity Incentive Plan Compensa- tion ($)[4]		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[6]		All Other Compensa- tion ($)[7]	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)		(h)		(i)	(j)
Ronald W. Jibson, President & Chief Executive Officer	2010	398,333		1,522,668	[3]	133,560	649,500	[5]	752,316		17,818	3,474,195
	2009	260,000		35,380		209,900	223,200		260,853		11,960	1,001,293
	2008	229,167		215,320			119,475		264,439		15,221	843,622
Martin H. Craven, Vice President & Chief Financial Officer	2010	237,917		514,229	[3]		322,080	[5]	315,272		16,099	1,405,597
Thomas C. Jepperson, Executive Vice President, General Counsel & Corporate Secretary	2010 2009 2008	338,333 320,000 315,833		1,255,557 70,760 290,682	[3]	178,080 250,800	603,166 462,599 328,360		580,801 406,490 477,412		17,914 18,114 17,394	2,973,851 1,528,763 1,429,681
R. Allan Bradley, Executive Vice President	2010	345,000		1,139,089	[3]	200,340	584,200		246,512		11,760	2,526,901
	2009	320,000		53,070		274,820	436,199		137,401		11,960	1,233,450
	2008	310,833		403,725			252,213		171,242		11,240	1,149,253
James R. Livsey, Executive Vice President	2010	287,500		654,874	[3]	166,950	454,333	[5]	475,625		14,700	2,053,982
Keith O. Rattie, Chairman of the Board, Former President & Chief Executive Officer	2010 2009 2008	458,333 900,000 883,333	1,500,000	1,219,500 1,061,400 2,153,200		1,391,250 1,254,000 335,400	0 1,718,548 1,166,667		0 543,823 498,257	[8]	4,788,784 29,268 28,548	9,357,867 5,507,039 5,065,405
Richard J. Doleshek, Former Executive Vice President & Chief Financial Officer	2010 2009	231,667 293,365		609,750 2,031,600		333,900 868,000	0 622,688		0 44,457		11,760 349,726	1,187,077 4,209,836
Charles B. Stanley, Former Executive Vice President & Chief Operating Officer	2010 2009 2008	360,000 700,000 700,000		1,138,200 566,080 1,937,880		690,060 902,880	0 1,285,699 1,307,500		0 417,623 350,935		42,392 23,987 27,462	2,230,652 3,896,269 4,323,777

1 For 2010 compensation, Messrs. Jibson’s and Craven’s annual salary increases were effective March 1, and they, along with Mr. Livsey, also received salary increases due to July 1 promotions upon the Spinoff. Mr. Rattie’s salary reflects a March 1 increase and salary payments until June 30 when he retired and became the non-executive Chairman of the Company’s Board. Messrs. Doleshek’s and Stanley’s salaries reflect amounts paid by the Company through June 30, 2010, when they ended their Questar employment and became QEP executive officers.

2 The dollar values indicated show the full grant date fair value of stock and option awards calculated in accordance with generally accepted accounting principles. The assumptions used in determining the grant date fair value of these awards are described in note 11 to the consolidated financial statements included in Item 8 of Part II of the Company’s 2010 Form 10-K. Except for grants made on July 1, 2010, the grant date fair value includes the value associated with QEP Resources before the Spinoff. As discussed in the text accompanying the Outstanding Equity Awards table, grants held prior to the Spinoff were equitably adjusted.

25    QUESTAR 2011 PROXY STATEMENT

3 The 2010 stock grants for these executives include restricted stock awards made July 1, 2010, in conjunction with the Spinoff as a conversion of any cash awards granted to the executive under the Company’s LTCIP for the 2009-2011 and 2010-2012 performance periods (the LTCIP Conversion Awards). The target amounts for the 2009-2011 performance period were indicated in the table for Grants of Plan Based Awards for 2009 in the proxy statement issued in 2010. The target amounts for the 2010-2012 performance period are set forth in the table for Grants of Plan Based Awards in this proxy statement. The 2010 stock grants also include the Spinoff Recognition Awards. The number of shares for the LTCIP Conversion Awards and Spinoff Recognition Awards are set forth in column (i) of the Grants of Plan Based Awards. The grant date fair value associated with the LTCIP Conversion Awards and the Spinoff Recognition Awards is provided below:

Name	LTCIP Conversion Award 2009-2011	LTCIP Conversion Award 2010-2012	Spinoff Recognition Award
Ronald W. Jibson	$171,758	$237,493	$900,004
Martin H. Craven			$250,004
Thomas C. Jepperson	$200,387	$320,625	$449,995
R. Allan Bradley	$257,644	$356,239	$200,006
James R. Livsey			$349,999

4 Column (g) includes the amounts paid under two non-equity incentive plans. Upon Mr. Rattie’s separation, he forfeited any payout under the AMIP or LTCIP plan. QEP Resources assumed liability for any AMIP payments and the 2008-2010 LTCIP performance period for Messrs. Doleshek and Stanley when they became QEP Resources executive officers. The remaining named executive officers received the following amounts:

Name	2010 AMIP Payments	2008-2010 LTCIP Payments	2010 QEP Resources Employee Incentive Plan
Ronald W. Jibson	$548,500	$101,000
Martin H. Craven	$246,330	$75,750
Thomas C. Jepperson	$401,166	$202,000
R. Allan Bradley	$382,200	$202,000
James R. Livsey	$282,500	$101,000	$70,833

5 The AMIP targets and applicable base salaries for Messrs. Jibson, Craven and Livsey were increased by the Committee due to the Spinoff. These executives’ 2010 AMIP payments reflect a pro-rata allocation. (See AMIP discussion in CD&A.) Mr. Livsey’s amount also includes payment under the QEP Resources Employee Incentive Plan that was paid to all eligible employees of QEP Resources or its subsidiaries as if the Spinoff did not occur.

6 The Column (h) amounts represent the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in preparing the consolidated financial statements included in Item 8 of Part II of the Company’s 2010 Form 10-K. For Messrs. Doleshek and Stanley, QEP Resources established a defined-benefit pension plan and non-qualified supplemental executive retirement plan for its executives and all liabilities under both plans and assets from the Questar plan were transferred to the QEP Resources plans. As a result, Questar has no obligation for these executives under these plans, so the value is reflected at $0. See footnote 8 for Mr. Rattie’s present value calculation.

7 List of items included in Column (i) of Summary Compensation Table for 2010 include the following:

Name	401(k) Employer Match ($)	Paid Time-Off Sold ($)	Separation Payment ($)		Total ($)
Ronald W. Jibson	11,760	6,058			17,818
Martin H. Craven	12,637	3,462			16,099
Thomas C. Jepperson	11,760	6,154			17,914
R. Allan Bradley	11,760				11,760
James R. Livsey	14,700				14,700
Keith O. Rattie	11,760	17,788	4,759,236	*	4,788,784
Richard J. Doleshek	11,760				11,760
Charles B. Stanley	14,700	27,692			42,392

*This amount includes interest paid on the agreed separation payment due to the delayed payment to comply with IRC Section 409A.

QUESTAR 2011 PROXY STATEMENT    26

8 Mr. Rattie received full payment of his SERP benefit in 2010. As a result, the change in aggregate pension value and nonqualified deferred compensation earnings on December 31, 2010 from the prior year is a negative amount. His qualified pension value alone, even though he did not start receiving benefits under the Pension Plan in 2010, is also a negative number due to the methodology used to calculate his years of service as of December 31, 2009 (as reported in the 2010 proxy statement) as compared to his years of service when he separated on June 30, 2010. See footnote 2 to the Pension Benefits table below.

2010 GRANTS OF PLAN-BASED AWARDS

This table shows the 2010 plan-based awards granted to the named executives. For non-equity incentive plans, it outlines the ranges of possible awards. For stock awards, the table shows the number of shares or option shares granted and the grant-date fair values of those awards.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units[6] (#) (i)		All Other Option Awards: Number of Securities Under- lying Options[6] (#) (j)		Exercise or Base Price of Option Awards ($/ share)[6] (k)	Grant Date Fair Value of Stock & Option Awards ($)[6] (l)
		Threshold[1] ($) (c)		Target ($) (d)	Maximum ($) (e)
Ronald W. Jibson	Feb. 9, 2010	25,000	[2]	100,000	300,000			12,000		40.65	133,560
	Feb. 9, 2010	15,750	[3]	157,500	315,000	5,250					213,413
	July 1, 2010	12,500	[4]	400,000	800,000	11,285	[7]				171,758
	July 1, 2010					15,604	[8]				237,493
	July 1, 2010					59,133	[9]				900,004
Martin H. Craven	Feb. 9, 2010	0		0	0
	Feb. 9, 2010	2,250	[3]	72,000	144,000	6,500					264,225
	July 1, 2010	5,625	[4]	180,000	360,000	16,426	[9]				250,004
Thomas C. Jepperson	Feb. 9, 2010	33,750	[2]	135,000	405,000			16,000		40.65	178,080
	Feb. 9, 2010	6,413	[3]	205,200	410,400	7,000					284,550
	July 1, 2010					13,166	[7]				200,387
	July 1, 2010					21,066	[8]				320,625
	July 1, 2010					29,566	[9]				449,995
R. Allan Bradley	Feb. 9, 2010	37,500	[2]	150,000	450,000			18,000		40.65	200,340
	Feb. 9, 2010	21,000	[3]	210,000	420,000	8,000					325,200
	July 1, 2010					16,928	[7]				257,644
	July 1, 2010					23,406	[8]				356,239
	July 1, 2010					13,141	[9]				200,006
James R. Livsey	Feb. 9, 2010	0		0	0			15,000		40.65	166,950
	Feb. 9, 2010	6,525	[3]	87,500	175,000	7,500					304,875
	Feb. 9, 2010	2,875	[5]	35,938	71,875
	July 1, 2010	14,625	[4]	195,000	390,000	22,996	[9]				349,999
Keith O. Rattie[10]	Feb. 9, 2010	250,000	[2]	1,000,000	3,000,000			125,000	[11]	40.65	1,391,250
	Feb. 9, 2010	28,906	[3]	925,000	1,850,000	30,000	[11]				1,219,500
Richard J. Doleshek[10]	Feb. 9, 2010 Feb. 9, 2010	125,000	[2]	500,000	1,500,000			30,000		40.65	333,900
		13,219	[3]	423,000	846,000	15,000					609,750
Charles B. Stanley[10]	Feb. 9, 2010 Feb. 9, 2010 Feb. 9, 2010	125,000	[2]	500,000	1,500,000			62,000		40.65	690,060
		41,850	[3]	558,000	1,116,000	28,000					1,138,200
		7,200	[5]	90,000	180,000

1 The award value will be zero under both the LTCIP and AMIP if performance falls below the threshold levels.

2 This row represents the range for the three-year performance period of 2010-2012 under the LTCIP set on February 9, 2010. In conjunction with the Spinoff, these awards were determined based on Company performance on June 30, 2010 (including QEP’s performance) and then converted to Company restricted stock awards dated July 1, 2010 and vesting on March 5, 2013, which stock awards for Messrs. Jibson, Jepperson and Bradley are shown in column (i), and referenced in footnote 8 below.

27    QUESTAR 2011 PROXY STATEMENT

3 This row represents the AMIP opportunities granted in February 2010 for the 2010 performance year prior to the Spinoff. For Messrs. Jibson, Craven and Livsey, the target amount was based on the target percentage and base salaries as of March 1, 2010. Due to the Spinoff, these executives received promotions and their target was increased as well as their base salaries as reflected in footnote 4.

4 This row represents the AMIP opportunities for Messrs. Jibson, Craven and Livsey as revised on July 1, 2010 due to their promotions upon the Spinoff. This threshold, target and maximum amount would apply only for the time period following the Spinoff.

5 This row represents the opportunities for Messrs. Livsey and Stanley, who participated in the QEP employee incentive plan that applies to all employees of QEP and its subsidiaries, which included Wexpro when set in February 2010.

6 The grant date fair value of stock and option awards are calculated in accordance with generally accepted accounting principles. The assumptions used in determining the grant date fair value of these awards are described in note 11 to the consolidated financial statements included in Item 8 of Part II of the Company’s 2010 Form 10-K. The grant date fair value for awards granted prior to July 1, 2010, reflects the QEP value prior to the Spinoff. As discussed in the text above the Outstanding Equity Awards table, grants held prior to the June 30 Spinoff were equitably adjusted. The adjusted exercise price for Company option awards granted on February 9, 2010 is $13.10.

7 These shares represent the LTCIP Conversion Awards for the 2009-2011 performance period.

8 These shares represent the LTCIP Conversion Awards for the 2010-2012 performance period. See footnote 2 above.

9 These shares represent the Spinoff Recognition Awards.

10 QEP assumed any obligation for the non-equity incentive plan payments for Messrs. Stanley and Doleshek. Mr. Rattie’s non-equity incentive plan grant was forfeited upon his separation. The values shown are the threshold, target and maximum as set on February 9, 2010.

11 The vesting of Mr. Rattie’s equity was accelerated as provided in his separation agreement.

QUESTAR 2011 PROXY STATEMENT    28

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

When the Company spun off QEP on June 30, 2010, equitable adjustments were made with respect to outstanding stock options and restricted stock originally denominated in shares of Questar Corporation common stock. All such awards were adjusted into two separate awards, one denominated in Questar common stock and one denominated in QEP common stock. The number of QEP common stock distributed to award holders was equal to the number of QEP shares that a shareholder of Questar common stock would have received effective on the June 30 spin date (i.e., a ratio of one share of QEP common stock for every one share of Questar common stock). The resulting QEP and Questar awards continue to be subject to the vesting schedule under the original Questar award agreement. For vesting of restricted stock and options, continued Questar employment is considered continued employment with the issuer of the restricted stock or options. The adjustment preserved, but did not increase, the equity awards’ value.

The table below shows outstanding equity awards for the named executive officers. All values shown are as of December 31, 2010.

Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Option Exercise Price ($)[1] (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested ($) (h)
	8,334	[3]	16,666	[3]	35.380	03/05/16
Ronald W. Jibson			12,000	[3]	40.650	03/05/17
							94,604	[7]	1,647,056
Martin H. Craven	5,000	[2]	0		11.475	02/11/12
	9,000	[2]	0		13.555	02/11/13
	3,334	[3]	6,666	[3]	35.380	03/05/16
							26,259	[8]	457,169
Thomas C. Jepperson	8,612	[2]	0		11.475	02/11/12
	8,798	[2]	0		13.555	02/11/13
	10,000	[3]	20,000	[3]	35.380	03/05/16
			16,000	[3]	40.650	03/05/17
							75,731	[7]	1,318,477
R. Allan Bradley	100,000	[2]			24.330	01/03/15
	13,334	[3]	26,666	[3]	35.380	03/05/16
			18,000	[3]	40.650	03/05/17
							67,475	[7]	1,174,740
James R. Livsey	20,000	[2]			14.005	02/13/11
	30,000	[2]			11.475	02/11/12
	36,000	[2]			13.555	02/11/13
	10,000	[3]	20,000	[3]	35.380	03/05/16
			15,000	[3]	40.650	03/05/17
							37,829	[8]	658,603
Keith O. Rattie	50,000	[2]			14.005	02/13/11
	271,286	[2]			11.475	02/11/12
	300,000	[2]			13.555	02/11/13
	200,000	[4]			38.570	10/24/12
	80,000	[5]			41.075	02/13/15
	30,000	[5]			53.830	02/12/16
	147,174	[3]			35.380	03/05/16
	125,000	[3]			40.650	03/05/17
							0	[9]	0
			100,000	[6]	33.860	05/07/16
Richard J. Doleshek			30,000	[3]	40.650	03/05/17
							55,000	[10]	957,550
Charles B. Stanley	142,624	[2]			13.555	02/11/13
	200,000	[4]			38.570	10/24/12
	40,000	[5]	20,000	[5]	41.075	02/13/15
	33,174	[3]	72,000	[3]	35.380	03/05/16
			62,000	[3]	40.650	03/05/17
							67,998	[10]	1,183,845

29    QUESTAR 2011 PROXY STATEMENT

1 As described in more detail above, in connection with the Spinoff, all equity awards were adjusted. The following chart indicates the original and adjusted exercise prices of each stock option:

Grant Date	Original Exercise Price ($)	Adjusted Option Exercise Price ($)
2/9/2010	40.6500	13.100
5/7/2009	33.8600	10.910
2/10/2009	35.3800	11.400
2/12/2008	53.8300	17.350
2/13/2007	41.0750*	13.235
10/24/2005	38.5700*	12.430
1/03/2005	24.3300*	7.840
2/11/2003	13.5550*	4.365
2/11/2002	11.4750*	3.695
2/13/2001	14.0050*	4.515

* This price reflects a two-for-one stock split on June 18, 2007.

2 The grant dates of these options were ten years prior to the expiration dates.

3 The grant dates of these options were seven years prior to the expiration dates and vest in three equal installments starting one year after grant date. The vesting of Mr. Rattie’s grants were accelerated on his separation.

4 The grant dates of these options were seven years prior to the expiration dates.

5 The grant dates of these options were eight years prior to the expiration dates and vest in three equal installments starting two years after grant date. The vesting of Mr. Rattie’s grants was accelerated on his separation.

6 The grant date of these options were seven years prior to the expiration date and vest in full three years after grant date.

7 These shares vest as follows: 1) shares granted in 2008 and the Spinoff Recognition Awards granted on July 1, 2010 vest in three equal installments starting on or approximately two years after grant date; 2) shares granted in 2009 and February 2010 vest in three equal installments starting approximately one year after grant date; and 3) the LTCIP Conversion Awards granted on July 1, 2010 vest on March 5 of the year that the LTCIP cash award would have been paid—March 5, 2012 and March 5, 2013.

8 These shares vest as follows: 1) shares granted in 2008 and the Spinoff Recognition Awards granted on July 1, 2010 vest in three equal installments starting on or approximately two years after grant date; and 2) shares granted in 2009 and February 2010 vest in three equal installments starting one year after grant date.

9 The vesting of all outstanding restricted shares held by Mr. Rattie on June 30, 2010 were accelerated as provided in his separation agreement.

10 These shares vest in three equal installments starting approximately one year after the grant date except for shares granted in 2008 which vest in three equal installments starting two years after the grant date.

QUESTAR 2011 PROXY STATEMENT    30

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards[1]		Stock Awards[1]
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)[2,3] (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($)[4] (e)
Ronald W. Jibson			2,600		108,318
Martin H. Craven			2,699		114,405
Thomas C. Jepperson	10,424	132,020	3,799		158,789
R. Allan Bradley			4,332		180,226
James R. Livsey			5,333		225,004
Keith O. Rattie	261,540	3,350,916	113,332	[5]	5,057,372
Richard J. Doleshek			20,000		874,000
Charles B. Stanley	294,202	3,909,916	22,668		950,550

1 These columns do not include any QEP shares acquired on exercise of options or the vesting of QEP restricted stock granted as an equitable adjustment of Equity Awards upon the Spinoff.

2 This column shows the value realized on exercise, but does not necessarily indicate a sale of the shares upon exercise.

3 The value realized equals the difference between the option exercise price and the fair-market value on the date of exercise multiplied by the number of shares for which the option was exercised.

4 The value realized equals the market value on the vesting date multiplied by the number of shares vested.

5 The vesting of any outstanding unvested restricted stock held by Mr. Rattie was accelerated as provided in his separation agreement.

RETIREMENT PLANS

Employee Investment Plan (the 401(k) Plan)

The 401(k) Plan allows employees to defer and contribute a portion of their compensation up to the IRS-imposed maximum annual deferral amount. The Company provides matching contributions up to 6% of a participant’s eligible compensation that is contributed. Messrs. Livsey, and Stanley similar to all other QEP employees, received matching contributions on 100% of contributions up to 6% of eligible compensation. All other named executives for the first half of the year received a 100% match on their contributions up to the first 3% of eligible compensation, and a 60% match on the next 3% contributed, for an overall match of 80%. Starting July 1, 2010, all eligible employees receive matching contributions on 100% of contributions up to 6% of eligible compensation. The employee deferrals and matching contributions are invested in mutual funds or other alternatives, including the Company stock fund, as directed by the participant. In connection with the Spinoff, participants with investments in the Company stock fund received one share of QEP Resources stock for each share of Questar stock held in the Company stock fund. The QEP stock is invested in the QEP Stock fund which is closed to any contributions following the Spinoff, except for reinvested dividends.

Retirement Plan (the Pension Plan)

The Pension Plan is funded entirely by Company contributions. Funding is based on regulatory requirements using actuarial calculations. The Pension Plan provides for a basic annual benefit that is calculated by multiplying the employee’s final average earnings by 1.3% and then multiplying such sum by the employee’s years of service (to a maximum of 25 years). Final average earnings is defined as the average annual earnings (including annual incentive payments, but not long-term incentive

31    QUESTAR 2011 PROXY STATEMENT

payments) for the three consecutive years with the highest earnings within the last ten years of employment. This basic benefit is increased for each year of service in excess of 25 (multiplying final average earnings by .5%). Participants may also receive a permanent supplemental benefit that is calculated by multiplying the difference between the participant’s final average earnings and the “covered compensation” by a factor that varies by age. (The term “covered compensation” refers to the 35-year-average Social Security wage base tied to the year of a participant’s birth). Eligible employees who are at least age 55 with 10 years of credited service may commence “early retirement” with a reduction to their benefit by .2083% per month prior to age 62. Eligible employees taking early retirement prior to age 62 also receive a temporary supplement until age 62 that is tied to years of service. A participant vests in his or her benefit — that is, the benefit that is accrued will not be forfeited back to the Plan — when his or her employment includes five years of vesting service. An individual is credited with one year of vesting service for each 12-month period in which he or she worked at least 1,000 hours. Participants with a vested benefit who terminate employment before age 55 or before having ten years of credited service (2,080 hours equals a year of service) are considered “terminated vested” participants. Such participants may commence their benefit under the Pension Plan as early as age 55, but such benefit is reduced by .5% per month prior to age 65. Notwithstanding the lump sum nature of the disclosure in the table below, if the present value of the accrued benefit exceeds $5,000, benefits must be taken as a monthly annuity for the life of the participant and a survivor annuity for the participant’s spouse or beneficiary, if applicable. Optional annuity forms of benefit payment are available.

The 401(k) Supplemental Plan and SERP

Federal tax laws limit both the amount of a participant’s annual compensation ($245,000 for 2010) that can be used to determine benefits under qualified retirement plans and the amount of benefits that can be paid to a participant from such plans. The 401(k) Supplemental Program of the Wrap Plan and the SERP, nonqualified plans, were adopted to compensate officers who are affected by these limits. The 401(k) Supplemental Program allows participants to defer up to 6% of their compensation in excess of the IRS Limit and receive the Company matching contribution on such deferral as if it had been contributed to the 401(k) Plan. The SERP provides retirement benefits equal to the difference between the benefits payable under the Pension Plan and the benefits that would be payable under such plan if the IRS Limit was not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Company’s Wrap Plan.

Any accrued SERP benefit as of December 31, 2004 was grandfathered under the provisions of the SERP in existence prior to January 1, 2005, which allowed for payment of a monthly annuity, a lump-sum payment, or limited annual installments beginning on or within five years of the participant’s retirement date. Subject to the requirements of IRC Section 409A, any distributions of SERP benefits that accrued on or after January 1, 2005 are made, as elected by the participant, in lump-sum cash payments or limited annual installments on or after the participant’s termination, death or disability, but no earlier than age 55.

QUESTAR 2011 PROXY STATEMENT    32

PENSION BENEFITS

Name	Plan[1]	Number of Years Credited Service (#)[2]	Present Value of Accumulated Benefit ($)[3]		Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)		(e)
Ronald W. Jibson[4]	Pension Plan SERP	30.19 30.19	1,083,951 949,535
Martin H. Craven[4]	Pension Plan SERP	21 21	910,502 230,885
Thomas C. Jepperson[4]	Pension Plan SERP	22.76 22.76	877,131 1,602,792
R. Allan Bradley	Pension Plan SERP	6 6	275,305 448,105
James R. Livsey[4]	Pension Plan SERP	26 26	1,034,776 825,845
Keith O. Rattie	Pension Plan SERP	9 9	275,872 0	[5]	$2,649,465	[6]
Richard J. Doleshek[7]	Pension Plan SERP	0 0	0 0
Charles B. Stanley[7]	Pension Plan SERP	0 0	0 0

1 The Pension Plan is a defined-benefit plan qualified for favorable treatment under the IRC. The SERP, a nonqualified plan, is described in more detail above.

2 Under the terms of the Pension Plan, if a participant eligible for early retirement has worked 1,000 hours with a participating company in the last year of service, a full year of credit is given. For less than 1,000 hours in the last year of service, the calculation is based on 190 hours per month divided by 1,000 hours. Years of service for the named executives, except Mr. Rattie, assumed they were eligible for early retirement as of December 31, 2010.

3 Assumptions for the Present Value of Accumulated Benefit Calculation

Except for Mr. Rattie, the calculation is based on an assumed retirement age of 62 (the earliest age at which a participant may retire under the Pension Plan without a benefit reduction due to age.) Mr. Rattie’s calculation is based on an assumed retirement age of 65 due to his separation of employment with the Company prior to reaching early retirement eligibility. The calculation also uses the following year-end financial disclosure assumptions:

Discount rate: 5.75% for 12/31/10 and 6.50% for 12/31/09

Post-normal retirement age (NRA) mortality: 12/31/10 RP 2000, projected to 2011; 12/31/09: 2000 projected to 2010

Note that no mortality is assumed prior to NRA for proxy disclosure purposes

Marital status: 90% married, 10% single

Spouse age: spouse three years younger

Form of payment: 50% joint & survivor annuity if married, single life annuity if single

4 Messrs. Jibson, Craven, Jepperson and Livsey also have a supplemental retirement benefit in lieu of vacation. When the Company changed its vacation policy as of January 1, 1997, each employee was credited with this benefit, which was calculated by multiplying the December 31, 1996, base salary by the hours accrued under the service-date vacation schedule in place prior to the change. These benefits are frozen and include $354 for Mr. Jibson, $2,210 for Mr. Craven, $1,616 for Mr. Jepperson and $3,006 for Mr. Livsey.

5 When Mr. Rattie retired on June 30, 2010, he did not have the requisite 10 years of service to receive early retirement benefits under the Pension Plan. As a result, his status under the plan is a terminated vested participant. As noted in footnote 3, the present value of his Pension Benefit reflects an assumed retirement age of 65 (the earliest age which a terminated vested participant may start retirement benefits under the Plan without a benefit reduction). Based on his age on December 31, 2010, Mr. Rattie was eligible to start his benefit but with reductions to his benefit from age 65 (see Retirement Plan section above for discussion of reduction for terminated-vested participants).

6 Mr. Rattie’s SERP benefit was payable to him upon his separation pursuant to his distribution election. A significant portion of such payment was delayed for 6 months to comply with IRC Section 409A. Due to the delay, an interest payment of $41,227 was made to Mr. Rattie with his final payment.

7 The benefits for Messrs. Stanley and Doleshek under the Pension Plan and SERP were transferred to plans established by QEP. The Company maintains no further liability for these executives.

33    QUESTAR 2011 PROXY STATEMENT

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Contributions in Last FY ($) [1] (b)		Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) [3] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Ronald W. Jibson	19,481		18,335	861		89,489
Martin H. Craven	48,665	[2]	5,113	3,663		131,715
Thomas C. Jepperson	23,257		20,487	2,968		284,952
R. Allan Bradley	89,101		19,663	8,807		764,758
James R. Livsey	11,993		11,993	1,083		106,736
Keith O. Rattie	98,075		78,460	20,881	$2,421,149	0
Richard J. Doleshek[4]	0		0	0		0
Charles B. Stanley[4]	0		0	0		0

1 The named executives automatically participated in the 401(k) Supplemental Program of the Wrap Plan when their compensation exceeded the IRS Limit and they could no longer make deferrals to the 401(k) Plan. Additional details regarding the 401(k) Supplemental Program are outlined above and in the “Nonqualified Deferred Compensation Plan” section of the CD&A along with a description of the treatment of Questar phantom stock upon the Spinoff.

2 In 2010, Mr. Craven deferred a portion of his compensation under the Deferred Compensation Program. The Deferred Compensation Program is described in the “Nonqualified Deferred Compensation Plan” section of the CD&A along with a description of the treatment of Questar phantom stock upon the Spinoff.

3 Aggregate earnings are not included in the Summary Compensation Table because they do not consist of any above-market or preferential earnings.

4 All 2010 nonqualified deferred compensation of Messrs. Doleshek and Stanley was transferred to similar nonqualified deferred compensation plans established by QEP.

QUESTAR 2011 PROXY STATEMENT    34

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Following the Spinoff, no executive officers have employment contracts. Therefore, any payments due to a named executive officer upon their termination as of December 31, 2010 would be calculated pursuant to the plans detailed in the CD&A, the compensation tables and the terms of equity agreements. For termination due to any reason, each named executive officer would receive payment for any earned but unpaid salary and accrued time-off benefits, and other fully-vested benefits to which he is already entitled or which are required to be provided by law.

The table below shows other potential payments to the named executives if they had been terminated as of December 31, 2010 due to retirement, death or disability. For termination due to retirement, death or disability, these executives (or their beneficiaries) receive a prorated AMIP award at the end of the fiscal year based on the length of service during the fiscal year when compared to the entire period. Under the terms of LTCIP, participants would have received a prorated award at the end of the remaining 2008-10 performance period based on the length of service during the performance period when compared to the entire period. This table does not include Messrs. Rattie, Doleshek and Stanley, as their employment ended June 30, 2010. A discussion of payments, if any, made to these former executives is discussed in the “Termination Benefits” section of the CD&A.

	Termination Due to Retirement		Termination Due to Death or Disability
Name	Non-Equity Incentive Plan Payments ($)		Non-Equity Incentive Plan Payments[1] ($)	Accelerated Equity ($)	Total ($)
Ronald W. Jibson	649,500	[1]	649,500	1,647,056	2,296,556
Martin H. Craven	322,080	[1]	322,080	457,169	779,249
Thomas C. Jepperson	603,166	[1]	603,166	1,318,477	1,921,643
R. Allan Bradley	0	[2]	584,200	1,174,740	1,758,940
James R. Livsey	454,333	[1]	454,333	658,603	1,113,978

1 These Non-Equity Incentive Plan values are the same as those shown on the Summary Compensation Table for 2010.

2 Mr. Bradley is not yet eligible to retire. Therefore, he would not receive non-equity incentive plan payments due to a retirement.

Potential Payments upon Termination Following a Change in Control: Executive Severance Compensation Plan

Under the Company’s Executive Severance Compensation Plan, a “double trigger” plan, participants receive certain severance benefits upon termination that occurs within 3 years following a change in control if such termination is initiated by the employer for any reason other than for “cause”, death or disability, or by the participant for “good reason”. This plan was amended by the Board on October 26, 2010 to provide the following severance benefits:

•	a cash payment equal to three (for Tier 1 participants) or two (for Tier 2 participants) times the sum of the participants’ annual base salary and the target annual bonus;

•	a cash payment of a prorated target amount under any annual bonus plan(s);

•

a cash payment under any outstanding performance period under the LTCIP determined based on performance through the date of the change in control using pro-rated metrics where necessary to account for the shortened performance period (would not apply to the 2009-2011 and 2010-2012 performance periods which were converted to restricted stock);

•

a cash payment representing the difference between the net present value of the benefits under the Pension Plan and SERP calculated at the time of termination (the retirement benefit), and the retirement benefit with two additional years of credited service; and

•	continued medical and dental insurance coverage, basic and supplemental life insurance, accidental death or dismemberment and disability coverage for twenty four months following termination.

Any other payments and benefits provided under other plans due to a change in control would be triggered, i.e. unvested equity would vest under the terms of LTSIP and participants would receive any deferred compensation to which they are entitled under the terms of the Wrap Plan and SERP. The severance plan does not contain a gross-up tax provision for any excise taxes under Section 280G of the IRC. However, if it is determined that the total payments made (as well as any benefit provided) would be

35    QUESTAR 2011 PROXY STATEMENT

subject to excise taxes imposed by Code Section 4999, then the total payments shall be reduced until the executive would receive a larger amount, on a “net after-tax basis,” than if executive received all the payments and benefits. All severance payments are subject to Section 409A of the Code.

Under the Plan, a Change in Control of the Company shall be deemed to have occurred if:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (Exchange Act)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of October 26, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on October 26, 2010, or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

All named executive officers are Tier 1 participants under the plan. The following table shows payments to the named executive officers, excluding Messrs. Rattie, Doleshek and Stanley, if there had been a termination due to a change in control on December 31, 2010, that triggered the severance benefits:

Payments	Jibson	Craven	Jepperson	Bradley	Livsey
Severance (3 X Base + Bonus)	$2,336,250	$1,278,000	$1,641,600	$1,680,000	$1,506,564
Pro-rata Bonus Payment	$278,750	$126,000	$205,200	$210,000	$177,188
LTCIP Payment	$101,000	$75,750	$202,000	$202,000	$101,000
Retirement Benefit Payment	$43,930	$108,534	$217,807	$241,129	$42,145
Welfare Benefit Values	$21,141	$30,425	$21,141	$21,141	$10,362
Total[1]	$2,781,071	$1,618,709	$2,287,748	$2,354,270	$1,837,258

1 These amounts do not include any payment of SERP benefits or deferred compensation under the Wrap Plan. The amounts listed for Messrs. Craven, Jepperson and Livsey also do not include payments under the Pension Plan that they would receive due to their eligibility for early retirement.

QUESTAR 2011 PROXY STATEMENT    36

DIRECTOR COMPENSATION

In 2010, non-employee directors were compensated as follows:

Annual Retainer	$50,000

Committee Retainers
Chair, Finance and Audit, Management Performance	$15,000

Chair, Governance/Nominating Committee	$10,000

Committee Membership Finance and Audit Committee	$7,500
Other Committees	$5,000

Board Meeting Fee	$2,000 per Board meeting day

Committee Meeting Fee	$1,100 ($1,500 for Chair)

Telephone Attendance	$900 (Board Meeting)
$600 (Committee Meeting —$800 Chair)

Directors may receive their fees in cash or they may defer receipt of those fees and have them credited with interest as if invested in long-term certificates of deposit or be accounted for with “phantom shares” of the Company’s stock. Directors also received grants of restricted stock. Those directors who defer their fees may also defer their restricted stock grants and those grants are accounted for as phantom restricted stock units, meaning that they vest over time like restricted stock. Payments of phantom share balances upon a director’s retirement are made in cash. For 2010, the Board adopted stock ownership guidelines for outside directors of three times their annual fees after a director has served for five years on the Board. Phantom stock units count toward the total shares held. All directors currently comply with those guidelines. Directors also participate in the Company’s Business Accident Insurance Plan, which provides a benefit of up to $150,000 to the survivor of any employee or director who dies, is totally disabled or suffers dismemberment due to an accident while traveling on business for the Company.

Mr. Rattie receives an additional retainer of $200,000 per year as non-executive Chair but receives no Committee retainers or meeting fees for his participation at Committee meetings. The Management Performance Committee also granted Mr. Rattie $1,000,000 in restricted stock units to vest ratably over a three-year period beginning September 5, 2011 to retain Mr. Rattie’s services as Chairman during the critical transition period following the Spinoff. In his role as Chair, Mr. Rattie performs the following duties:

Spinoff Transition Responsibilities:

•	Coordinate the Questar CFO search (in consultation with the CEO).

•	Coordinate recruitment of a new Director.

•	In consultation with the CEO, develop and recommend delegation of authority policy for capital expenditures.

Standing Responsibilities:

•	Oversee communications with the Board.

•	Set the Board agenda.

•	Preside over Board meetings; preside over executive session of the Board.

•	Provide support and advice to the CEO.

•	Monitor investor relations / analyst reports and provide feedback to the CEO.

•	Coordinate the annual evaluation of the Board.

•	Coordinate CEO performance review.

•	Oversee / make recommendations to the Board regarding CEO succession planning.

•	Represent the Company as requested by either the CEO or the Board.

•	Between Board meetings, periodically review results from operations with the CEO and/or the CFO.

•	Stay current on industry and market conditions affecting the Company.

37    QUESTAR 2011 PROXY STATEMENT

Fees and stock grants received by directors during 2010 are set forth below:

Name	Fees Earned Or Paid in Cash ($)[1]	Stock Awards ($)[2,5]	Total ($)
(a)	(b)	(c)	(h)
Phillips S. Baker Jr.[3]	47,750	101,625	149,375
Teresa Beck	90,025	101,625	191,650
R. D. Cash	68,800	101,625	170,425
Laurence M. Downes[4]	4,584	8,375	12,959
L. Richard Flury[3]	56,000	101,625	157,625
James A. Harmon[3]	42,150	101,625	143,775
Robert E. McKee III[3]	57,000	101,625	158,625
Gary G. Michael	93,750	101,625	195,375
Keith O. Rattie	129,000	1,000,015	1,129,015
M. W. Scoggins[3]	52,300	101,625	153,925
Harris H. Simmons	90,200	101,625	191,825
Bruce A. Williamson	95,250	101,625	196,875

1 Some directors deferred this amount as described above.

2  On February 9, 2010, each director (except Messrs. Downes and Rattie) received a grant of 2,500 restricted stock or phantom restricted stock, with a grant date value of $101,625. As described above, Mr. Rattie received 65,704 shares of restricted stock units on July 1, 2010. Mr. Downes received 500 shares of restricted stock on December 1, 2010.

3 Messrs. Baker, Flury, Harmon, McKee and Scoggins resigned as Company directors and became directors of QEP as a result of the Spinoff and their cash and equity compensation is reflected through June 30, 2010.

4 Mr. Downes became a director effective December 1, 2010.

QUESTAR 2011 PROXY STATEMENT    38

5 Directors had the following aggregate options and unvested stock awards or phantom shares as of December 31, 2010*:

Name	Number of Vested Option Shares	Number of Restricted Shares/ Restricted Share Units		Number of Vested Phantom Shares*		Number of Unvested Phantom Shares
Phillips S. Baker, Jr.	0	5,649		0		0
Teresa Beck	26,800	0		7,965		5,649
R. D. Cash	14,000	5,649		0		0
Laurence M. Downes	0	500		0		0
L. Richard Flury	14,000	4,366		9,052		1,283
James A. Harmon	14,000	5,649		2,882		0
Robert E. McKee III	14,000	0		7,263		5,649
Gary G. Michael	0	4,366		33,849	*	1,283
Keith O. Rattie	1,203,460	66,767	**	0		0
M. W. Scoggins	0	0		7,263		5,649
Harris H. Simmons	42,800	0		10,145		5,649
Bruce A. Williamson	0	0		4,611		5,649

* The director equity awards were equitably adjusted as of June 30, 2010 on a pro-rata basis, with each award receiving an equal number of options, restricted shares, phantom restricted shares or phantom shares of QEP stock. Questar directors may convert phantom QEP stock to Questar phantom stock at any time prior to December 31, 2011 at which time any remaining QEP phantom stock will automatically convert to Questar phantom stock. Mr. Michael converted his Questar phantom shares prior to December 31, 2010.

** These shares reflect restricted stock units granted to Mr. Rattie on July 1, 2010 and dividend equivalents.

MANAGEMENT PERFORMANCE COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management and have recommended its inclusion in the Company’s Annual Report on Form 10-K and in this proxy statement.

Management Performance Committee

Teresa Beck, Chair

Laurence M. Downes

Gary G. Michael

Bruce A. Williamson

39    QUESTAR 2011 PROXY STATEMENT

FINANCE AND AUDIT COMMITTEE REPORT

The Finance and Audit Committee originally adopted a Statement of Responsibilities in May, 1997. It has been revised several times since then, most recently in 2010.

Our Committee members are appointed each year by the Board of Directors to review the Company’s financial matters. The Board has determined that each member of our Committee meets the independence requirements set by the NYSE and is financially literate. The Board has also determined that Messrs. Simmons and Williamson and Ms. Beck are audit committee financial experts as defined by the SEC. No member of the Committee serves as a member of the audit committee of more than three public companies.

We reviewed and discussed with the Company’s officers the audited financial statements for the year ended December 31, 2010. We discussed with representatives of Ernst & Young, LLP, the Company’s independent auditor, the matters required by Statement on Auditing Standards No. 114. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and we have discussed with representatives of Ernst & Young its independence from the Company. We have also discussed with the Company’s officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate.

We have adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services and authorizing the Company to execute letter agreements setting forth such fees. Our approval is required for any services to be performed by Ernst & Young that are not specified in the letter agreements. We have delegated approval authority to our Chair, but any exercises of such authority are reported to us at our next meeting.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Finance and Audit Committee

Bruce A. Williamson, Chair

Teresa Beck

Harris H. Simmons

INDEPENDENT AUDITORS

Ernst & Young, LLP billed the Company the listed fees for services performed during each year:

	2010 [1]	2009 [2]
Audit Fees	$741,913	$1,240,206
Audit-related Fees	$109,408	$106,221
Tax Fees	$35,755	$8,000
All Other Fees	$149,691	$194,027

Total	$1,036,767	$1,548,454.00

1 E&Y estimates included in 2010 Audit Fees:
Financial audit fees		$269,872

[2] 2009 was restated to reflect the difference between estimates and actual payments:
FERC Form 2		$2,433
Financial audit fees		$20,177

Audit fees, including expenses, relate to Ernst & Young’s fiscal-year audit and interim reviews of the financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings, including consents and review of documents filed with the SEC. Audit fees also include charges related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-related fees are billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, consultations concerning Generally Accepted Accounting Principles,

QUESTAR 2011 PROXY STATEMENT    40

and evaluations of the impact of new requirements mandated by Congress, the SEC, and the Financial Accounting Standards Board. These fees also include audits of the Company’s employee-benefit plans.

Tax-related fees primarily include fees associated with tax audits, tax compliance, tax consulting, and tax planning. We have concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

ITEM NO. 2 — RATIFICATION OF INDEPENDENT AUDITOR

The Board of Directors, upon the recommendation of its Finance and Audit Committee, has affirmed the selection of Ernst & Young, LLP to serve as the Company’s independent auditor for 2011. We are asking shareholders to ratify the selection of Ernst & Young. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young for ratification because we value shareholders’ views on the Company’s independent registered public accounting firm. In the event that shareholders fail to ratify the selection, the Board of Directors and the Finance and Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Finance and Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to approval by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Representatives of Ernst & Young will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification.

ITEM NO. 3 — NON-BINDING PROPOSAL FOR AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR EXECUTIVE OFFICERS

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, together with the compensation tables of this proxy statement. The Management Performance Committee designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2010, the Management Performance Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and the creation of shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this proxy statement with the accompanying tables provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal. For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis together with the accompanying compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. However, the Board values the opinions of our shareholders and will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors recommends that you vote FOR the non-binding advisory proposal approving the compensation of our named executive officers.

ITEM NO. 4 — NON-BINDING PROPOSAL FOR ANNUAL SHAREHOLDER VOTE TO APPROVE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

Pursuant to SEC rules, not less frequently than once every three years, we will include an advisory resolution subject to a non-binding shareholder vote to approve the compensation of our named executive officers. We request your vote to determine whether this non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

41    QUESTAR 2011 PROXY STATEMENT

We believe that a non-binding shareholder vote on executive compensation should occur every year. We wish to enable optimal communication, transparency and accountability to our shareholders. We believe this principle can be fostered through an annual non-binding shareholder vote to approve the compensation of our named executive officers based on the most recent executive compensation information presented in our proxy statement for our annual meeting of shareholders.

We are concerned that holding a vote only every two or three years may prevent shareholders from providing clear and immediate feedback to our executive compensation practices. In addition, a vote every two or three years may not advise us on whether the shareholder vote approves or disapproves of compensation for the reporting period or the compensation for previous reporting periods or both. As a result, we believe a vote on executive compensation each year will provide greater transparency for our shareholders.

Shareholders are not voting to approve or disapprove the Company’s compensation practices in this proposal. Instead, each proxy card provides four choices with respect to this proposal: one, two or three-year vote frequency or shareholders may abstain from voting on the proposal. Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. However, the Board values the opinions of our shareholders and will consider the outcome of the vote when determining the frequency of shareholder advisory votes with respect to executive compensation.

The Board recommends a vote FOR A ONE-YEAR frequency for the non-binding shareholder vote to approve the compensation of our named executive officers.

ANNUAL REPORT AND FORM 10-K

We will promptly send a copy of the Annual Report, Form 10-K (excluding exhibits) or proxy statement to you, at no charge, upon request. Please contact Thomas C. Jepperson, Executive Vice President, General Counsel and Corporate Secretary at 180 East 100 South, P.O. Box 45433, Salt Lake City UT 84145, 801-324-2648 to make the request.

SECTION 16(a) COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the SEC, the Company’s directors, certain officers, and persons who own more than 10% of the Company’s stock are required to file reports of ownership and changes in ownership with the Commission and the NYSE and to furnish the Company with copies of all such reports they file. The Company’s corporate secretary prepares reports for directors and executive officers based on information known and otherwise supplied. Based on a review of this information and responses to director and officer questionnaires, the Company believes that all filing requirements were satisfied for 2010 except for an inadvertent omission of a transaction on Mr. Rattie’s Form 4 filed at the time of the Spinoff.

OTHER MATTERS

This proxy statement may include “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in on Form 10-K for the year ended December 31, 2010 and in our periodic reports on Form 10-Q and Form 8-K.

Pursuant to the Company’s Bylaws, business or director nominations must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before, or nominate directors for election at, an annual meeting. A shareholder who wants to nominate a person for election as a director or propose business to be considered at an annual meeting must deliver a written notice, by certified mail, to the Company’s corporate secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. Accordingly, with respect to the 2012 Annual Meeting, such notice must be received no earlier than January 10, 2012, and no later than February 9, 2012. The notice must set forth the information required by the Company Bylaws.

Any proposal (other than a proposal made pursuant to Rule 14a-8) or director nomination that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) and the named proxies will have discretionary authority to vote on the proposal. In addition, the proposed business or director nomination might not be allowed to be brought before the annual meeting. A copy of the Company Bylaws specifying the requirements will be furnished to any shareholder without charge upon written request to the corporate secretary. The Company’s Corporate Governance Guidelines and Code of Business Ethics and Compliance Policy are available on the Company’s website at www.questar.com and in print without charge at a shareholder’s request.

QUESTAR 2011 PROXY STATEMENT    42

Under SEC rules, if a shareholder wants the Company to include a proposal in the Company’s proxy statement for the 2012 annual meeting of shareholders, the proposal must be received at the Company’s office no later than November 30, 2011. Any such proposal must comply with Rule 14a-8 (17 CFR 240.141-8).

By Order of the

Board of Directors

Thomas C. Jepperson

Executive Vice President,

General Counsel and Corporate Secretary

43    QUESTAR 2011 PROXY STATEMENT

QUESTAR CORPORATION ATTN: THOMAS C. JEPPERSON 180 EAST 100 SOUTH P.O. BOX 45433 SALT LAKE CITY, UT 84145-0433	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M33258-P07491 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

QUESTAR CORPORATION
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a. Teresa Beck		☐	☐	☐
	1b. R.D. Cash		☐	☐	☐
	1c. Laurence M. Downes		☐	☐	☐
	1d. Ronald W. Jibson		☐	☐	☐
	1e. Gary G. Michael		☐	☐	☐
	1f. Bruce A. Williamson		☐	☐	☐			For	Against	Abstain
2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent auditor.							☐	☐	☐
3.	Proposal for advisory vote on executive compensation.							☐	☐	☐
The Board of Directors recommends you vote 1 year on the following proposal:							1 Year	2 Years	3 Years	Abstain
4.	To recommend, by non-binding vote, the frequency of executive compensation votes.						☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M33259-P07491

QUESTAR CORPORATION

Annual Meeting of Shareholders

May 10, 2011 8:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Keith O. Rattie and Ronald W. Jibson, or either of them as proxies, each with the power to appoint his substitute and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy and at their discretion on any matter that may properly come before the meeting, all of the shares of common stock of Questar Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of the Shareholders and any adjournment(s) or postponement(s) thereof to be held at 8:00 a.m. Mountain Time on Tuesday, May 10, 2011 at 1140 West 200 South, Salt Lake City, UT 84145. The shareholder(s) hereby revoke(s) any proxies previously submitted.

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR PROPOSALS 1, 2, 3 AND FOR ONE YEAR ON PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side